     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2001



                                                      REGISTRATION NO. 333-51714

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            LET'S PLAY SPORTS, INC.
                 (Name of small business issuer in its charter)

             COLORADO                             7999                            33-0800551
    (State or jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                                                                    THOMAS W. HIGGINSON
            9606 AERO DRIVE, SUITE 1300                         9606 AERO DRIVE, SUITE 1300
         SAN DIEGO, CALIFORNIA 92123-1806                    SAN DIEGO, CALIFORNIA 92123-1806
                  (858) 637-5766                                      (858) 637-5766
    (Address and telephone number of principal            (Name, address and telephone number of
                     executive                                      agent for service)
offices and address of principal place of business)

                                with copies to:

               THOMAS S. SMITH, ESQ.                              ROBERT W. WALTER, ESQ.
              KEVIN J. KANOUFF, ESQ.                      BERLINER ZISSER WALTER & GALLEGOS, P.C.
               DORSEY & WHITNEY LLP                           1700 LINCOLN STREET, SUITE 4700
            370 17TH STREET, SUITE 4400                           DENVER, COLORADO 80203
              DENVER, COLORADO 80202                                  (303) 830-1700
                  (303) 629-3400

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the date on which the Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                   PROPOSED
                   TITLE OF EACH CLASS OF                     MAXIMUM AGGREGATE        AMOUNT OF
                SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common stock................................................      $4,140,000           $1,092.96
Representative's warrant for the purchase of common
  stock(2)..................................................      $     100            $     .03
Common stock underlying representative's warrant for the
  purchase of common stock(3) ..............................      $ 478,800             $ 126.40
------------------------------------------------------------------------------------------------------
Total(4) ...................................................      $4,618,900           $1,219.39
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

(2) To be issued to the representative of the underwriters.

(3) Issuable upon exercise of the representative's warrant for the purchase of common stock.

(4) In accordance with Rule 416 under the Securities Act of 1933, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event provisions preventing dilution become operative, as provided in the representative's warrant for the purchase of common stock. No additional registration fee has been paid for these shares of common stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE COMMON STOCK UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 1, 2001


                            LET'S PLAY SPORTS, INC.

                           [LET'S PLAY! SPORTS LOGO]

                         600,000 SHARES OF COMMON STOCK

     This is an initial public offering of our common stock. The public offering price is $6.00 per share.

     We are applying to have our common stock included for quotation on The Nasdaq SmallCap Market under the symbol "GOAL."


     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public offering price.......................................    $6.00     $3,600,000
Underwriting discount and commissions.......................    $0.60     $  360,000
Proceeds to us (before expenses)............................    $5.40     $3,240,000

     The underwriters have a 45-day option to purchase an additional 90,000 shares of common stock from us.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriters expect to deliver the common stock on             , 2001.

                           SCHNEIDER SECURITIES, INC.

                       Prospectus Dated           , 2001

                               PROSPECTUS SUMMARY


LET'S PLAY SPORTS



     We believe that we are the largest consolidator and owner/operator of indoor soccer facilities in the United States. Our facilities primarily organize and host games for indoor soccer leagues. Some of our facilities offer soccer lessons, children's programs and limited lacrosse, hockey, flag football and other related sports leagues. We derive most of our revenue from, and our primary focus is on, collecting fees from participating teams in indoor soccer leagues and providing a venue for practices and games.


     Our principal executive offices are located at 9606 Aero Drive, Suite 1300, San Diego, California 92123, our telephone number is 858.637.5766 and our facsimile number is 858.637.3599. Our website address is http://www.letsplaysoccer.com, but it is not to be considered a part of this prospectus.

THE OFFERING

Securities offered..................     600,000 shares of common stock.


Shares of common stock to be
outstanding after the offering......     2,393,101 shares.



     Unless the context otherwise requires, use of the terms "Let's Play Sports," "us," "we," "our," and similar possessive terms in this prospectus include our wholly owned subsidiaries listed beginning on page 22 of this prospectus.



     All share figures in this prospectus have been adjusted to reflect a two for one forward split of our common stock that was effective on December 4, 2000. Unless otherwise stated, all information in this prospectus assumes no exercise of the over-allotment option by the underwriters to purchase an additional 90,000 shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA



     The following table summarizes our financial data. The consolidated balance sheet data includes a column entitled "As Adjusted" that reflects the sale of 600,000 shares of common stock at an offering price of $6.00 per share, net of an underwriting discount of $360,000 and estimated offering expenses of $550,000. You should refer to the consolidated financial statements included elsewhere in this prospectus for a more complete description of our financial condition.



                                                                            NINE MONTHS ENDED
                                                YEAR ENDED MARCH 31,          DECEMBER 31,
                                               -----------------------   -----------------------
                                                  1999         2000         1999         2000
                                               ----------   ----------   ----------   ----------
CONSOLIDATED STATEMENTS OF OPERATIONS AND
  COMPREHENSIVE INCOME (LOSS) DATA:
Net revenue..................................  $2,590,999   $3,393,667   $2,536,708   $3,051,123
Total operating expenses.....................   1,988,962    3,336,544    2,395,885    2,853,442
                                               ----------   ----------   ----------   ----------
Income (loss) from operations................     602,037       57,123      140,823      197,681
Interest expense.............................     523,119      863,230      676,843      980,411
                                               ----------   ----------   ----------   ----------
Income (loss) from operations before income
  taxes......................................      78,918     (806,107)    (536,020)    (782,730)
Income tax benefit (provision)...............     (21,330)     177,343      117,924      182,887
                                               ----------   ----------   ----------   ----------
Net income (loss) and comprehensive income
  (loss).....................................  $   57,588   $ (628,764)  $ (418,096)  $ (599,843)
                                               ==========   ==========   ==========   ==========
Net income (loss) per share of common stock
  -- basic and diluted.......................  $     0.04   $    (0.37)  $    (0.27)  $    (0.33)
                                               ==========   ==========   ==========   ==========
Weighted average common stock outstanding
  -- basic...................................   1,395,150    1,689,328    1,550,995    1,791,030
                                               ==========   ==========   ==========   ==========



                                                                            DECEMBER 31, 2000
                                                                        -------------------------
                                                       MARCH 31, 2000     ACTUAL      AS ADJUSTED
                                                       --------------   -----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash.................................................   $    88,058     $   135,165   $   135,165
Total assets.........................................    17,109,919      17,123,294    17,123,294
Total liabilities....................................    13,608,979      14,219,932    11,409,932
Total stockholders' equity...........................     3,500,940       2,903,362     5,713,362



                                                                           NINE MONTHS ENDED
                                              YEAR ENDED MARCH 31,            DECEMBER 31,
                                            -------------------------   ------------------------
                                               1999          2000          1999          2000
                                            -----------   -----------   -----------   ----------
CONSOLIDATED STATEMENTS OF CASH FLOWS AND
  OTHER DATA:
Cash flow provided by (used in) operating
  activities..............................  $ 1,505,176   $  (484,489)  $  (509,109)  $ (761,622)
Cash flow (used in) investing
  activities..............................   (2,056,345)   (5,400,534)   (5,074,759)    (307,601)
Cash flow provided by financing
  activities..............................      629,481     5,894,769     5,654,823    1,116,330
EBITDA....................................  $   958,401   $   530,502   $   519,623   $  682,419



     The row entitled "EBITDA" reflects net earnings plus depreciation, amortization, interest expense and income taxes. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by us may not be comparable to EBITDA as calculated and reported by other companies.


     As a result of the anticipated repayment of four current SBA guaranteed loans with the proceeds of this offering, we anticipate that we will save approximately $320,000 annually in carrying costs and interest absent our incurring additional expansion debt.

                                  RISK FACTORS

     You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also impair our business.

     If any of the events described in the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.


WE HAVE AN ACCUMULATED DEFICIT AND HAVE RECENTLY INCURRED LOSSES; IF OUR LOSSES CONTINUE, WE MAY BE UNABLE TO FUND OPERATIONS AT THEIR CURRENT LEVELS WHICH COULD CAUSE A DECREASE IN THE VALUE OF OUR SHARES



     We expect to incur a net loss for at least the fiscal year ending March 31, 2001. We incurred net losses of $628,764 in the fiscal year ended March 31, 2000 and $599,843 for the nine months ended December 31, 2000, compared to net income of $57,588 for the fiscal year ended March 31, 1999 and a net loss of $418,096 for the nine months ended December 31, 1999. In addition, at December 31, 2000, we had an accumulated deficit of $2,107,475. Although our revenue has grown in recent periods, it may not continue to grow or even continue at its current level and we might continue to incur losses. If we continue to incur losses, we might not have sufficient cash flow to continue operating at our current level. This could cause you to lose all or a portion of the value of our shares.



WE MAY BE UNABLE TO ACQUIRE OR DEVELOP ADDITIONAL INDOOR SOCCER FACILITIES WHICH WOULD HARM OUR GROWTH STRATEGY AND COULD CAUSE A DECREASE IN THE VALUE OF OUR SHARES



     Our growth strategy depends to a significant degree on our ability to successfully acquire or develop and operate indoor soccer facilities in selected locations in metropolitan areas within the United States. If we are not successful in our acquisition or development and operation of indoor soccer facilities our growth strategy will be harmed and the value of our shares could decrease.



LOSSES IN NEW INDOOR SOCCER FACILITIES WILL HARM OUR FINANCIAL CONDITION AND COULD CAUSE A DECREASE IN THE VALUE OF OUR SHARES



     We have opened a total of six new indoor soccer facilities in the last two and a half years. Upon opening a new facility, we typically experience a period of operating losses. We plan to open new facilities regularly in the future and we may, at our discretion, accelerate or expand our plans to open new facilities. The opening of new facilities might adversely affect our financial condition and, possibly, the value of our shares.



WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO FINANCE ANY FURTHER OR ACCELERATED EXPANSION; OUR INABILITY TO ACQUIRE FINANCING ON ACCEPTABLE TERMS WOULD HARM OUR COMPETITIVE POSITION



     The opening of indoor soccer facilities and the acquisition of existing facilities require considerable capital. Financing for these facilities might not be available or might not be available on acceptable terms. This might negatively impact our competitive position and harm our financial condition and the value of our shares. Although we believe that the proceeds from the offering, together with internally generated funds, and additional debt financing we may obtain, will be sufficient to finance our current operations and growth plans for a period of at least the next 24 months, any material acceleration or expansion of that plan through opening additional facilities or acquisitions, to the extent such acquisitions include cash payments, may require us to pursue additional sources of financing.

WE MAY BE UNABLE TO ATTRACT AND RETAIN PARTICIPATING TEAMS WHICH WOULD LIKELY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL RESULTS AND DECREASE THE VALUE OF OUR SHARES



     The performance of our facilities is dependent on our ability to attract and retain participating teams. If we are unable to attract and retain participating teams, our financial condition and the value of our shares may decline.



WE MAY NOT BE ABLE TO SERVICE OUR DEBT, WHICH WOULD LIKELY HARM THE VALUE OF OUR SHARES



     As of December 31, 2000, we had an aggregate of $13,156,568 of outstanding indebtedness.



     Our ability to make scheduled payments of principal and interest or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance. If we are unable to service our debt, it will likely have a harm our financial condition and results of operations and could cause the foreclosure on one or more of our facilities. This would likely harm the value of our shares.



THE INTEGRATION OF NEW FACILITIES INTO OUR OPERATING STRUCTURE MAY NOT BE SUCCESSFUL AND MIGHT HARM OUR OPERATING RESULTS



     To implement our expansion strategy successfully, we must integrate acquired or newly opened facilities into our existing operations. Our inability to efficiently integrate facilities could harm our results of operations. The integration process might necessitate the implementation of enhanced operational and financial systems and might require additional employees and management, operational, financial and other resources. As we grow, additional facilities might not be able to be integrated readily into our operating structure.



IF THE POPULARITY OF INDOOR SOCCER AND DISCRETIONARY CONSUMER SPENDING SIGNIFICANTLY DECREASE, OUR REVENUE WILL BE REDUCED AND THE VALUE OF YOUR SHARES MIGHT DECREASE



     We are highly dependent on the popularity of indoor sports, and the public's interest in utilizing indoor sports centers, for the generation of our revenues. A decrease in consumer spending on indoor sports and other family entertainment activities could harm our financial condition and results of operations and the value of our shares. Activities such as indoor sports have, in the past, been susceptible to increases and decreases in popularity that have materially affected the financial condition and results of operations of companies dependent on such activities. There can be no assurance that our industry will not suffer a material decrease in popularity, which would harm our financial condition and results of operations. The amount spent by consumers on discretionary items, such as the family entertainment activities offered by us, have historically been dependent upon levels of discretionary income, which may be harmed by general economic conditions.



WE FACE INTENSE COMPETITION FOR CONSUMER ENTERTAINMENT SPENDING THAT MAY REDUCE OUR REVENUE



     The indoor soccer and family entertainment industries are each highly competitive and include competition from other indoor soccer facilities, family entertainment outlets and other recreational pursuits. We may face imitation and other forms of competition and we cannot prevent others from utilizing a similar operational strategy. Many of our competitors and potential competitors may have considerably greater financial and other resources, experience and customer recognition than we do. Competition might harm our business, our ability to acquire additional properties and our revenue.



WE ARE REGIONALLY CONCENTRATED AND OUR GEOGRAPHIC CONCENTRATION HEIGHTENS OUR EXPOSURE TO REGIONAL DEVELOPMENTS THAT MIGHT HARM OUR OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT



     As of December 31, 2000, of our 16 operating facilities, seven facilities were in the Rocky Mountain region, two facilities were in California, three facilities were in Texas, and one facility was in each of Idaho, Kansas, Louisiana and Oklahoma. Our geographic concentration in the west and, in particular, the Rocky Mountain region, heightens our exposure to harmful developments related to competition, as well as, economic and demographic changes in these regions. Our geographic concentration may harm our business, financial condition or results of operations in the future.



THE OPERATING RESULTS OF OUR FACILITIES ARE FINANCIALLY CONSOLIDATED, EACH ONE OF WHICH COULD HARM OUR FINANCIAL AND OPERATING RESULTS AS A WHOLE IF IT WAS TO EXPERIENCE POOR FINANCIAL AND OPERATING RESULTS



     The operating results of each of our subsidiaries are consolidated. As a result, the poor operating results of any subsidiary could harm our consolidated operating results and consolidated financial condition, which might harm the value of our shares.



IF THE REAL ESTATE MARKET LOSES SIGNIFICANT VALUE, IT IS LIKELY THAT THE VALUE OF OUR SHARES WILL BE REDUCED



     Real estate comprises a substantial portion of our assets. If the value of our real estate decreases significantly we may not be in compliance with certain loan to value provisions under our mortgages which may force us to sell some or all of our real estate at a significant loss, interest rates on our mortgages may increase resulting in us not having the ability to open additional facilities and our financial condition may be so undermined that it is reflected in the value of our shares.



WE COULD BE SUBJECT TO CLAIMS RELATED TO PHYSICAL OR OTHER RISKS AT OUR FACILITIES WHICH, IF SUCCESSFUL, COULD HARM OUR FINANCIAL CONDITION AND THE VALUE OF OUR SHARES



     Due to the physical nature of indoor soccer, our customers are at an increased risk of injury. A claim against us for death or injury suffered by team members or their guests at our facilities might be asserted and we might not be able to successfully defend any such claim. We currently maintain general liability insurance coverage of $1,000,000. We might not be able to maintain such liability insurance on acceptable terms in the future and such insurance might not provide adequate coverage against potential claims. If a claim against us were successful, and our insurance coverage were inadequate, our financial condition, and the value of our shares, may be harmed.



WE WILL HAVE A COMPARATIVELY LOW NUMBER OF SHARES OUTSTANDING AND OUR SHARES MIGHT SUFFER FROM LIMITED LIQUIDITY AND THEIR PRICE WILL LIKELY BE VOLATILE AND ITS VALUE MIGHT DECREASE



     Because the number of freely transferable shares will be low, the trading price of our shares will likely be subject to significant price fluctuations and limited liquidity. This may adversely affect the value of your investment. In addition, our shares could be subject to fluctuations in response to variations in quarterly operating results, changes in management, future announcements concerning us, general trends in the industry and other events or factors.

              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS



     Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward looking. They include statements that involve risks and uncertainties that might adversely affect our operating results in the future in a material way. Such risks and uncertainties include:



     - the availability and cost of future acquisitions and the cost of development of new facilities;



     - the effects of regional economic and market conditions on our employee salaries and benefits and our ability to secure and keep customers;



     - increases in marketing and sales costs;



     - intensity of competition for customers;



     - the stability of the real estate market; and



     - availability and cost of financing.



Most of these risks are beyond our control. Actual results may differ materially from those suggested by the forward looking statements for various reasons, including those discussed under "Risk Factors."

                                USE OF PROCEEDS


     The net proceeds from the sale of the shares of common stock are estimated to be approximately $2,810,000 ($3,279,800 if the underwriters' over-allotment option is fully exercised). We intend to use the net proceeds to repay the SBA guaranteed loans on the facilities listed below in order to lower our current long-term debt interest payments and carrying costs and to make equity available to collateralize our future borrowings as management decides to further expand our operations.


     We have no present commitments, agreements or understandings with respect to any expansion of our operations. In addition, we have no debt on the real estate that we own in Phoenix, Tucson and San Antonio, and owe approximately $100,000 on the real estate we own in Fishkill, New York. We intend to fund construction of these four facilities with the equity capital in the real estate.

     The following table summarizes certain information regarding the SBA guaranteed loans that we intend to repay with the proceeds of this offering:


                                                                            BALANCE AS OF
LOAN USE                                       INTEREST RATE   MATURITY   SEPTEMBER 30, 2000
--------                                       -------------   --------   ------------------
Land and construction of the north building
  of the Oklahoma City facility..............  Prime +2.0%       2024         $  839,423
Land and construction of Wichita facility....  Prime +2.0%       2018            791,072
Land and construction of Houston facility....  Prime +2.0%       2022            906,216
Land and construction of Ogden facility......  10.5%             2017            273,289
                                                                              ----------
          Total..............................                                 $2,810,000
                                                                              ==========


     The payment for the Ogden facility will not be sufficient to repay the entire loan. The deficiency will be paid out of our working capital.

     If the underwriters exercise the over-allotment option, we will allocate the additional proceeds to working capital. Working capital will be used to pay such items as the deficiency for the Ogden facility, rent, office expenses, equipment, equipment repairs, salaries and our other day-to-day costs of doing business.

     The use of proceeds from this offering to repay the loan for the Oklahoma City facility will benefit Gary M. Archer, our Vice President of Operations and a director, who provided a personal guarantee to the lender. The use of proceeds from this offering to repay the loan for the Wichita facility will benefit Ralf
W. Wilhelms, our Vice President, who provided a personal guarantee to the lender. The use of the proceeds from this offering to repay the loan for the Ogden facility will benefit Gaylen B. Jorgensen, a shareholder of ours who provided a personal guarantee to the lender. The use of proceeds from this offering to repay the loan for the Houston facility will benefit Shawn Anders, a shareholder of ours who provided a personal guarantee to the lender.


     We believe that the net proceeds from the offering, together with internally generated funds and additional debt financing we may obtain, will be sufficient to finance our current operations and growth plans for a period of at least 24 months from the date of this prospectus.

                                DIVIDEND POLICY

     We have never declared or paid any dividends or distributions on our common stock. We anticipate that, for the foreseeable future, all earnings will be retained for use in our business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under debt obligations, as well as other factors that the board of directors deems relevant. Some of our loans contain provisions that restrict us from paying dividends on our common stock.

                                    DILUTION


     As of December 31, 2000, we had a net tangible book value of $1,905,420 or $1.06 per share of common stock. After giving effect to the sale of 600,000 shares of common stock at an offering price of $6.00 per share, our pro forma net tangible book value, based on 2,393,101 shares of common stock outstanding as of December 31, 2000, would have been $4,819,039 or $2.01 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $0.95 per share of common stock to the existing holders of common stock and an immediate dilution of $3.99 per share of common stock to new investors. "Dilution" is determined by subtracting pro forma net tangible book value per share of common stock after the offering from the offering price per share of common stock, as illustrated by the following table:



Public offering price per share of common stock.............          $6.00
Net tangible book value per share of common stock as of
  December 31, 2000.........................................  $1.06
Increase in pro forma net tangible book value per share of
  common stock attributable to new investors................   0.95
                                                              -----
Pro forma net tangible book value per share of common stock
  after the offering........................................           2.01
                                                                      -----
Dilution per share of common stock to new investors.........          $3.99
                                                                      =====
Dilution as percentage of offering price....................             67%
                                                                      =====



     The following table sets forth as of December 31, 2000, the number of shares of common stock acquired from us, the total cash consideration paid to us and the average cash price per share of common stock paid to us by our existing shareholders and by new investors (assuming the sale of 600,000 shares of common stock at $6.00 per share, before deduction of underwriting discounts and other estimated offering expenses):



                                   SHARES PURCHASED     TOTAL CONSIDERATION
                                  -------------------   --------------------   AVERAGE PRICE
                                   NUMBER     PERCENT     AMOUNT     PERCENT     PER SHARE
                                  ---------   -------   ----------   -------   -------------
Existing stockholders...........  1,793,101    74.93%   $5,010,837    58.19%       $2.79
New investors...................    600,000    25.07     3,600,000    41.81        $6.00
                                  ---------   ------    ----------   ------
          Total.................  2,393,101   100.00%   $8,610,837   100.00%
                                  =========   ======    ==========   ======


     The foregoing information assumes no exercise of the underwriter's over-allotment option for the purchase of common stock.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of December 31, 2000, and as adjusted for the sale of the 600,000 shares of common stock offered at a price of $6.00 per share (after deducting underwriting discounts and other estimated offering expenses).



                                                                 DECEMBER 31, 2000
                                                             -------------------------
                                                               ACTUAL      AS ADJUSTED
                                                             -----------   -----------
Long-term debt.............................................  $13,156,568   $10,346,568
                                                             ===========   ===========
Stockholders' equity:
  Preferred stock, par value $0.001 per share; 2,000,000
     shares authorized; no shares issued or outstanding, as
     adjusted..............................................  $        --   $        --
  Common stock, $0.001 par value; 15,000,000 shares
     authorized; 1,783,748 shares issued and outstanding,
     2,383,748 shares issued and outstanding, as
     adjusted..............................................        1,793         2,393
Additional paid-in capital.................................    5,009,044     7,818,444
Accumulated deficit........................................   (2,107,475)   (2,107,475)
                                                             -----------   -----------
Total stockholders' equity.................................  $ 2,903,362   $ 5,713,362
                                                             ===========   ===========
Total capitalization.......................................  $16,059,930   $16,059,930
                                                             ===========   ===========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the selected consolidated data in the tables below together with our consolidated financial statements and the related notes and the section entitled "Management Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.


                                                                            NINE MONTHS ENDED
                                                YEAR ENDED MARCH 31,          DECEMBER 31,
                                               -----------------------   -----------------------
                                                  1999         2000         1999         2000
                                               ----------   ----------   ----------   ----------
CONSOLIDATED STATEMENTS OF OPERATIONS AND
  COMPREHENSIVE INCOME (LOSS) DATE:
Net revenue..................................  $2,590,999   $3,393,667   $2,536,708   $3,051,123
Total operating expenses.....................   1,988,962    3,336,544    2,395,885    2,853,442
                                               ----------   ----------   ----------   ----------
Income (loss) from operations................     602,037       57,123      140,823      197,681
Interest expense.............................     523,119      863,230      676,843      980,411
                                               ----------   ----------   ----------   ----------
Income (loss) from operations before income
  taxes......................................      78,918     (806,107)    (536,020)    (782,730)
Income tax benefit (provision)...............     (21,330)     177,343      117,924      182,887
                                               ----------   ----------   ----------   ----------
Net income (loss) and comprehensive income
  (loss).....................................  $   57,588   $ (628,764)  $ (418,096)  $ (599,843)
                                               ==========   ==========   ==========   ==========
Net income (loss) per share of common stock--
  basic and diluted..........................  $     0.04   $    (0.37)  $    (0.27)  $    (0.33)
                                               ==========   ==========   ==========   ==========
Weighted average common stock outstanding --
  basic......................................   1,395,150    1,689,328    1,550,995    1,791,030
                                               ==========   ==========   ==========   ==========



                                                                            DECEMBER 31, 2000
                                                                        -------------------------
                                                       MARCH 31, 2000     ACTUAL      AS ADJUSTED
                                                       --------------   -----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash.................................................   $    88,058     $   135,165   $   135,165
Total assets.........................................    17,109,919      17,123,294    17,123,294
Total liabilities....................................    13,608,979      14,219,932    11,404,932
Total stockholders' equity...........................     3,500,940       2,903,362     5,713,362


     The "As Adjusted" column in the foregoing table reflects the sale of 600,000 shares of common stock at an offering price of $6.00 per share net of an underwriting discount of $360,000 and estimated offering expenses of $384,000.


                                                                           NINE MONTHS ENDED
                                              YEAR ENDED MARCH 31,            DECEMBER 31,
                                            -------------------------   ------------------------
                                               1999          2000          1999          2000
                                            -----------   -----------   -----------   ----------
CONSOLIDATED STATEMENT OF CASH FLOWS AND
  OTHER DATA:
Cash flow provided by (used in) operating
  activities..............................  $ 1,505,176   $  (484,489)  $  (509,109)  $ (761,622)
Cash flow (used in) investing
  activities..............................   (2,056,345)   (5,400,534)   (5,074,759)    (307,601)
Cash flow provided by financing
  activities..............................      629,481     5,894,769     5,654,823    1,116,330
EBITDA....................................  $   958,401   $   530,502   $   519,623   $  682,419

The row entitled "EBITDA" reflects net earnings plus depreciation, amortization, interest expense and income taxes. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by us may not be comparable to EBITDA as calculated and reported by other companies.


     As a result of the anticipated repayment of four current SBA guaranteed loans with the proceeds of this offering, we anticipate that we will save approximately $320,000 annually in carrying costs and interest absent our incurring additional expansion debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and attached notes and the other financial information included elsewhere in this prospectus. This discussion contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under the section entitled, "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We currently have 16 operating indoor soccer facilities. Our management team has been developing these types of facilities since 1987. We develop a typical facility by purchasing land and then obtaining a construction loan to build the facility. On average, it takes us approximately 12 months from the commencement of operations, after the opening of the facility, to begin generating income from operations before interest, depreciation and income taxes from that facility. Of our facilities that have been open for 12 months or longer, all currently generate revenue in excess of direct operating expenses.

     Our strategy has been to construct approximately two facilities per year. We anticipate using the proceeds of this offering to repay debt on certain SBA guaranteed loans on four of our facilities and, therefore, reduce interest expense and make equity available to collateralize our future borrowings as management decides to further expand our operations. As a result, we believe that we will be able to increase the number of facilities that we are able to open to between four and six facilities per year for at least the next two to three years.

     Our current focus is to acquire or construct indoor soccer facilities in four cities throughout the United States during the next 12 months. We have concentrated on the western region of the United States and intend to expand into other markets.

     Because our assets are so concentrated in real estate, we have significant non cash operating expenses of depreciation and amortization of the facilities, as well as expenses for interest on borrowings used for the construction and permanent financing of the facilities. Thus, EBIDTA, or earnings before interest, depreciation, taxes and amortization, is a factor we use in assessing our results from operations.

SEASONALITY


     Our operations are seasonal. Most of our revenue is derived from leagues that operate during the months of October through March. Our facilities in Colorado, Idaho, Kansas and Utah realize most of their revenue during these months. We have attempted to offset this seasonality with the opening of facilities in warmer climates. We intend to provide more balance in the future with the completion of our facilities in Arizona, Louisiana and Texas, where it generally is uncomfortably hot to play outdoors in the months of April through October. Currently, approximately 30% of our revenue is earned during the six months from April to September, while 70% of our revenue is earned during the six months from October to March. Although a loss is reflected in the accompanying financial statements for the nine months ended December 31, 2000, we anticipate our loss will decrease due to our anticipated results of operations for the three months ended March 31, 2001.

REVENUE RECOGNITION

     Each team desiring to join a league operated by a facility is required to pay a registration fee prior to the third game of the season. These fees are recognized as revenue equally over the number of games played during a particular season. The season that generates the majority of our revenue runs from October to March.

     Rental revenue consists of rent that we receive from various retail operations inside our facilities and from periodic rental of our playing fields. These consist of activities ranging from cheerleading academies, daycare, dog obedience, dance, marital arts, tennis and soccer schools, physical therapy and gymnastics. Other revenue consists of food and beverage concessions in addition to other miscellaneous income items.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenue of the items included in our consolidated statements of operations.


                                                                             FOR THE NINE
                                                             FOR THE YEARS      MONTHS
                                                                 ENDED           ENDED
                                                               MARCH 31,     DECEMBER 31,
                                                             -------------   -------------
                                                             1999    2000    1999    2000
                                                             -----   -----   -----   -----
Total revenue..............................................   100%    100%    100%    100%
          Total operating expenses.........................    77      99      94      94
                                                              ---    ----    ----     ---
Income (loss) from operations before interest and income
  taxes....................................................    23       1       6       6
Interest expense...........................................    20      25      27      32
Income (loss) from operations before income taxes..........     3     (24)    (21)    (26)
Income tax benefit (expense)...............................    (1)      4       5       6
                                                              ---    ----    ----     ---
Net income (loss)..........................................     2%    (20)%   (16)%   (20)%
                                                              ===    ====    ====     ===
Average number of facilities open during period............    10    13.5    11.5      16
                                                              ===    ====    ====     ===

     The following chart provides information as to material changes in our historical statements of operations for the nine month period ended December 31, 2000, as compared to the nine month period ended December 31, 1999.



STATEMENTS OF                   INCREASE    PERCENTAGE
OPERATIONS ITEMS               (DECREASE)     CHANGE               REASON FOR CHANGE
----------------               ----------   ----------             -----------------
League fees..................   $477,000       21%       Increased sales due to the addition
                                                         of four new operating facilities as
                                                         well as maturity of operating
                                                         facilities that had been open less
                                                         than 18 months in 1999.
Rental revenue...............   $ 11,000        7%       The additional facilities provided
                                                         only minimal additional revenue from
                                                         rental facilities.
League operating costs.......   $ 39,000       20%       The league operating costs of the new
                                                         facilities were added to current
                                                         operations.
Facility operating costs.....   $ 76,000       14%       Increase in number of facilities and
                                                         additional costs related to the
                                                         opening of new facilities not
                                                         incurred by older facilities.
Personnel costs in
  facilities.................   $ 96,000       12%       Increase in number of facilities and
                                                         salary costs partially due to
                                                         increased costs of labor.
Depreciation and
  amortization...............   $106,000       28%       Depreciation of new facilities as
                                                         well as full period of depreciation
                                                         for facilities completed early in
                                                         1999.
General and administrative
  costs......................   $141,000       27%       Increases in the administration costs
                                                         related to new facilities.
Interest expense.............   $303,000       45%       Increase in debt from $11.1 million
                                                         to $17.2 million as well as interest
                                                         on a new line of credit that had a
                                                         balance of $500,000.
Provision (benefit) for
  income taxes...............   $(65,000)      55%       Increase in loss.
Net loss.....................   $182,000       43%

     The following chart provides information as to material changes in our historical statements of operations for the fiscal year ended March 31, 2000, as compared to the fiscal year ended March 31, 1999.


STATEMENTS OF                        INCREASE    PERCENTAGE
OPERATIONS ITEMS                    (DECREASE)     CHANGE                REASON FOR CHANGE
----------------                    ----------   ----------              -----------------
League fees.......................  $ 702,000         30%     Increase in number of facilities in
                                                              operation as well as the maturing of
                                                              facilities that were opened in 1998 and
                                                              1999.
Rental revenue....................  $  61,000         40%     Increase in new facilities as well as
                                                              the addition of new rental agreements.
League operating costs............  $ 153,000         89%     Increased facilities as well as the
                                                              addition and maturing of four acquired
                                                              facilities and increased operations in
                                                              newer facilities.
Facility operating costs..........  $ 234,000         63%     Increased facilities as well as the
                                                              addition and maturing of four acquired
                                                              facilities and increased operations in
                                                              newer facilities.
Personnel costs and facilities....  $ 461,000         62%     Increase related to more personnel for
                                                              the four acquired facilities and newly
                                                              constructed facilities during 2000 and
                                                              salary increases.
Depreciation and amortization.....  $ 117,000         33%     Completion of facilities under contract
                                                              and additional facilities acquired.
General and administrative
  expenses........................  $ 383,000        108%     Increase in stock based compensation
                                                              made to employees of various facilities
                                                              as well as increased costs
                                                              administering the new facilities and a
                                                              corporate overhead structure to manage
                                                              the combined 16 facilities.
Interest expense..................  $ 340,000         65%     Debt increase from $5.7 million to
                                                              $12.1 million due to completion of
                                                              facilities and the permanent financing
                                                              of facilities for which construction
                                                              was previously under construction.
Provision (benefit) for income
  taxes...........................  $(147,000)      (694)%    Loss in 2000 as opposed to taxable
                                                              income in 1999.
Net (loss)........................  $(734,000)


LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have funded the acquisition of real estate and the construction of new facilities by the following:

     - cash flow from operations;

     - loans from shareholders;

     - loans from financial institutions, generally with shareholder guarantees; and

     - refinancing of loans on existing facilities.

     Additional funds to open new facilities or to acquire land for future construction have been obtained through refinancing of facilities where the value of current property exceeds the current loan balances.

Therefore, we were able to refinance certain existing properties and generate additional funds from the new loans.


     The following information relates to our sources and use of cash during the nine month period ended December 31, 2000.



     We used $762,000 from operations, primarily from the following:



     - a loss from operations of $600,000 that was partially offset by a non cash charge for depreciation of $485,000;



     - a non cash benefit of $183,000 from deferred income taxes;



     - a $8,000 increase in other assets;



     - a $212,000 reduction of accounts payable;



     - a $348,000 reduction of accrued liabilities; and



     - a $104,000 increase of deferred revenue;



     We utilized $308,000 in cash from investing activities related primarily to the purchase of property and equipment.



     Our expenses may increase in future periods due to:



     - goodwill and other amortized charges resulting from future acquisitions;



     - construction of new indoor soccer facilities;



     - increases in personnel costs;



     - increases in sales and marketing activities; and



     - increases in interest rates.



If any of these expenses are not accompanied by increased revenue, our financial condition could be harmed which may reduce the value of our shares.



     We received approximately $1,116,000 in cash from financing activities related to primarily to the following:



     - increase from our line of credit of $322,000;



     - long term borrowings of $1,463,000;



     - a decrease due to principal payments on long term debt of $400,000;



     - a decrease due to the repurchase of stock for $80,000;



     - a decrease due to principal payments of $85,000 related to advances from shareholders; and



     - a decrease due to the payment of $104,000 for offering costs.



     Our current financial plan requires capital to be used during the next 12 months to pay down current debt and to provide for payment of principal and interest required on current debt. In addition, we will be seeking additional properties to acquire or locating sites to build new facilities. The proceeds of the offering will be used to retire debt that is at market rates that exceed what we may be able to obtain with new bank financing. The reduced debt requirements may allow us to obtain more favorable lending terms and allow us to expand. We believe that the proceeds from the offering, together with cash flow and additional debt financing we may obtain, will be sufficient to satisfy our capital needs for at least the next 24 months.

     Our debt could adversely affect us in a number of ways including:



     - our ability to obtain necessary financing in the future for working capital, capital expenditures, or other purposes may be limited;



     - our level of indebtedness could limit our flexibility in planning for, or reacting to, changes in our business;



     - we might be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;



     - our degree of indebtedness may make us more vulnerable to the effects of a downturn in our business or the economy generally, which could cause one or more foreclosures on our properties;



     - the terms of our existing and future indebtedness currently restrict, and may restrict in the future, the payment of dividends by us; and



     - a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes.



     Our long term liquidity needs will consist primarily of capital to build new facilities as well as working capital to fund the losses of the first 36 months of operations until the new facilities obtain positive cash flow. The majority of our assets consist of real estate. Based upon current property assessments received from governmental authorities, the combined assessed valuation of our real estate and facilities exceeds our currently outstanding loan balance at December 31, 2000. This equity is available to collateralize our future borrowings as management decides to further expand our operations.


MARKET RISK

     We significantly rely upon debt financing provided by various financial institutions. Most of these instruments contain interest provisions that are at least a percentage point above the published prime rate. This creates a vulnerability to us relative to the movement of the prime rate. Should the prime rate increase, our cost of funds will increase and affect our ability to obtain additional debt. We have not engaged in any hedging activities to offset such risks.

INFLATION

     Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation had, or is likely in the foreseeable future to have, a material effect on our results of operations or financial condition.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, June 1999 and June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133." These statements establish accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. These statements require that changes in the fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. This accounting is effective for us beginning in 2001.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, which will become effective for financial statements with fiscal years ending after December 15, 2000. SAB 101 provides guidance on applying generally accepted accounting principles to selected revenue recognition issues. Our management believes that our revenue recognition policies are in accordance with SAB 101.

                                    BUSINESS


     We believe that we are the largest consolidator and owner/operator of indoor soccer facilities in the United States. Our facilities primarily organize and host games for indoor soccer leagues. Some of our facilities offer soccer lessons, kids' programs and limited lacrosse, hockey, flag football and other related sports leagues. We derive most of our revenue from, and our primary focus is on, collecting fees from participating teams in indoor soccer leagues and providing a venue for practices and games.


     We have a proven track record of both successfully building, or identifying and acquiring, indoor soccer facilities in the United States. We have grown from one facility in 1987, that we subsequently acquired, to 16 currently operating facilities. We have two more facilities on which we are ready to begin construction and are in the county permitting process and have acquired two more that are in the county construction permitting process. In addition, we have several additional sites under consideration.

     The average team attendance for the year ended March 31, 2000, was 1,543 teams per month. Participating teams average about 10 players per team. With an average of four visits per player per month, we currently experience approximately 60,000 player visits at our facilities per month. On average, each player brings between one and one and one half spectators to each game. This currently results in between 120,000 to 150,000 spectator visits per month at our facilities. For the year ended March 31, 2000, our facilities averaged between 1,480,000 and 1,840,000 player and spectator visits.


INDUSTRY BACKGROUND


     We provide indoor facilities for one of the fastest growing sports in the United States. The 1999 National Soccer Participation Survey, an annual report commissioned by the Soccer Industry Counsel of America, reports that soccer participation in the United States stood in excess of 18 million players in 1998. This survey also estimates that of these 18 million, almost nine million athletes participate in organized leagues playing 25 or more days a year.

     According to the 1999 National Soccer Participation Survey, the 10 year growth trend for high school sports shows soccer growing 81% more than any other sport. The Soccer Industry Council of America found that participants in both indoor and outdoor soccer are predominantly from suburban, middle and upper middle income families. According to the 1999 National Soccer Participation Survey, approximately 25% of soccer participants earn over $75,000 per year, 21% between $50,000 and $74,000 and 39% earn between $25,000 and $49,000 per year. According to the 1999 National Soccer Participation Survey, soccer participants are generally 58% male, 32% over 35 years of age, 17% between 18 and 34 years old, seven percent between the ages of 12 and 17 years old, and 44% between six and 11 years old.

     While the popularity of soccer in general, and indoor soccer in particular, has grown over the recent years, facilities to accommodate this growth have generally not kept pace. We believe that this is because of the following significant barriers to entry into the indoor soccer facility industry:

     - lack of attention to the industry -- because of the relative youth of indoor soccer in the United States, we believe that most business leaders have not realized the possibilities of the market;

     - it is a very difficult and time consuming task for inexperienced persons to build indoor soccer facilities -- the process of building indoor soccer facilities is difficult because it involves, among other things, restrictive zoning laws, lengthy permitting processes and the absence of free span buildings, or buildings without internal supports;

     - absence of qualified and knowledgeable management -- because indoor soccer is a relatively new sport, there are very few management candidates that have experience managing a new indoor soccer facility; and

     - frequent losses after the first year of startup -- most entrants to the industry experience net losses for at least their first 18 to 36 months of operations.

We believe that it takes a large amount of capital and an intimate understanding of the game to effectively enter the indoor soccer facility industry.

THE LET'S PLAY SPORTS SOLUTION

     We believe that because we are the leader in the indoor soccer facility business in the United States, we are in position to continue and expand on our lead in the acquisition, construction and operation of indoor soccer facilities in North America.

     For the 13 years that our management has been opening and operating indoor soccer facilities, they have gained broad experience and contacts in our industry. It is our belief that this experience has given us the ability to efficiently acquire and build successful indoor soccer facilities. We believe that we have become successful at acquiring, constructing and operating indoor soccer facilities because of the following:

     - we have been involved in indoor soccer since its early years -- with indoor soccer being only about 20 years old in the United States, our management has grown up with the game, leading to a solid understanding of the business and us being one of a limited number of active participants in the industry;

     - we have a proven track record of locating and acquiring indoor soccer facilities -- we have constructed eight facilities from vacant lots to fully zoned and permitted businesses and have acquired at least an additional eight facilities, giving us the expertise to accomplish the opening of new facilities in an increasingly efficient manner, thereby reducing the amount of time from purchase to operation and reducing costs;

     - we have experienced management and local managers -- collectively our corporate management has over 55 years of experience relating to indoor soccer and, on average, our local managers have experience in managing indoor soccer facilities and generally have been very active in their local soccer community, giving us solid management skills and ties to our customer base; and

     - our size and horizontal subsidiary support structure provides us with an increased ability to outlast market entries, local competition and brief recessions -- because we are moving towards attaining a critical mass of profitable subsidiaries having indoor soccer facilities, we plan to be able to support subsidiaries that are experiencing temporary financial setbacks due to market entry, localized economic downturns and competitive pressures.


     Generally, companies in the recreation business have decided to have alternative sports for the various times of the year. We have decided to concentrate on the sport of indoor soccer and to balance our regional coverage. In Colorado, Idaho, Kansas and Utah generally it is too cold to play outdoors in the winter so soccer enthusiasts play indoors and our number of teams and revenue increase. In Louisiana and Texas generally it is too hot to play outdoors in the summer so soccer enthusiasts play indoors and our number of teams and revenues increase. We expect similar conditions to apply to our facilities in Arizona, once it is completed and opened. Because of this, we try to balance the number of cold weather and warm weather facilities in order to reduce the impact of seasonality.


STRATEGY

     Our mission is to further extend our lead as the largest owner and operator of indoor soccer facilities in the United States.

     Our strategy focuses on three goals:

     - Increase recurring revenue. We plan to increase our recurring revenue by maintaining appropriate margins, increasing the frequency of games per team and games per night, and extending our hours of play. In addition, we are currently exploring uses for our facilities during the daytime hours.

     - Acquire new facilities to solidify our position in the indoor soccer market. We believe that the most effective way to remain competitive in the indoor soccer facilities business is to be the largest and to realize the accompanying economies of scale.

     - Build contemporary relationships. We believe that our position in indoor soccer makes us attractive for alliances companies engaged in all types of entertainment and production or marketing of sporting goods. We intend to seek out and use these relationships to grow existing revenue streams and create new revenue opportunities.

     Our strategy to date has been to target markets primarily in the western region of the United States, while moving south and east to partially balance our seasonal revenue stream. We intend to continue this expansion strategy. We also intend to continue our strategy of constructing additional facilities in cities in which we currently have facilities in order to gain dominant positions. We periodically review our maintenance requirements on our older buildings and target one or two for replacement in newer more convenient locations with buildings designed specifically for our needs. By doubling our size over the last three years and increasing the leverage in some of our facilities, our average time to profitability at a facility has been increased. This has contributed to our loss. We expect to reverse this trend with this offering by paying off certain existing SBA guaranteed loans and lowering our long-term debt interest payments until such time as we fund future construction and acquisitions through new loans.

     We allow local management to assign local names to their facilities with our corporate name in the background. It is our belief that this enhances our ties to the local community. In addition, we have not put an emphasis on alternate sports or alternate revenue sources. Our primary focus will continue to be on indoor soccer and league play. By focusing our talents on our narrow niche, we believe that we will be able to become increasingly efficient. This focus has led to a steady increase in growth and same facility sales. We believe that our narrow focus also keeps our senior and local management turnover low.


     We believe that our market is the soccer players and their families within a 25 minute radius of our facilities. Through the analysis of zip code reports on players, we have found that approximately 93% of our players come from within a 25 minute radius of our facilities. Because the typical game lasts 44 minutes, we believe that players do not want the drive to and from the facility to become longer than their playing time. As a result, we believe that our facilities must be located in an area with as many soccer players as possible within a 25 minute radius. We believe facilities offering indoor soccer with organized leagues will succeed in markets with populations of at least 250,000 people within a 20 to 25 minute drive. The United States has approximately 300 metropolitan areas, including 55 cities, that meet this criteria. We believe that only approximately 250 of these locations are suited demographically to support a facility of this nature with current market demand.


FACILITIES

     Our typical indoor soccer facility consists of a free span building with approximately 28,600 square feet of usable area situated on approximately two acres of land, zoned light industrial with a variance for recreational purposes. The facilities generally contain a large indoor field of 192 feet by 85 feet and a small field of 100 feet by 50 feet. All of the facilities that we construct are built to meet industrial warehouse classifications. Due to this, we believe that we have the capability of selling these facilities for non soccer users at a higher value than facilities not built to such classifications. New facilities generally cost between $150,000 and $200,000 for land, between $700,000 and $1,000,000 for construction of the building and approximately an additional $100,000 for internal improvements.

     Our early facilities were usually bought at foreclosure from distressed sellers or lenders. As the economy improved and foreclosures became less prevalent, we usually purchased vacant warehouses and a few tennis clubs and ice rinks. Recently, we have been constructing new custom facilities.

     Our facilities currently generate average revenue of between $40 and $60 per player for an eight to 10 game schedule, or roughly $5 to $6 per player per game. With our convenient locations, quality facilities, and high level of service, we believe that we provide the customer with an attractive and economical social event. We generate revenue primarily from league fees. Although our local management usually enjoys the sport, they remain business oriented and realize the importance of generating revenues. As a result, they expect prompt payment of all team and league fees from the players. In addition, we generate some revenue from various retail operations inside of our facilities and from periodic rentals of our playing fields. Our revenue is subject to significant variations due to seasonal changes in weather, holidays, the school calendar and the outdoor soccer season. Our revenue has been weighted more towards the third and fourth quarters of our fiscal year as the number of facilities that we operate has increased more rapidly in cold weather cities rather than warm weather cities, though it appears that trend is reversing to some extent.

     We own the land underlying all but two of our facilities. This allows us the flexibility to make improvements immediately, on the facilities we own, if desired, while at the same time maintaining consistent payments and an expanding equity position. Each time we open a new facility, we believe we make an immediate financial impact on competitors that increases as our reputation for service to our players grows. This is because our percentage of operating facilities with positive cash flow, as opposed to start up facilities, increases over time.

  Locations


     The following is a summary of our operating and non-operating facilities, the manner in which they are held, the net book value of their real estate and improvements and their operational status as of December 31, 2000:



CORPORATE NAME AND
FACILITY LOCATION                  OWNERSHIP          NET BOOK VALUE                STATUS
------------------                 ---------          --------------                ------
One Line, Inc.             Owned                       $   183,994          In permit process.
Tucson, Arizona
Second Line, Inc.          Owned                           322,000          Opened in 1990.
Denver, Colorado
Three Line Inc.            Leased Monthly                   13,937          Opened in 1987.
El Cajon, California
Four Line, Inc.            Owned                           622,648          Opened in 1987.
Murray, Utah
Five Line, Inc.            Owned                           740,353          Acquired in 1994.
Woods Cross, Utah
San Diego Indoor Soccer,   Leased Monthly                   78,022          Opened in 1998.
Inc.
San Diego, California
Eight Line, Inc.           Owned                           694,315          Opened in 1993.
Colorado Springs,
Colorado
Nine Line, Inc.            Owned                         1,793,622          Opened in 2000.
Englewood, Colorado
Ten Line, Inc.             Owned                           782,850          Opened in 1995.
Stafford, Texas
Thirteen Line, Inc.        Owned                         1,188,539          Opened in 1999.
Northglenn, Colorado
Fifteen-Line, Inc.         Owned                           721,887          Opened in 1997.
Ogden, Utah
Sixteen Line, Inc.         Owned                         1,127,499          Opened in 1998.
Boise, Idaho
Seventeen Line, Inc.       Owned                         1,054,162          Opened in 1998.
Wichita, Kansas

CORPORATE NAME AND
FACILITY LOCATION                  OWNERSHIP          NET BOOK VALUE                STATUS
------------------                 ---------          --------------                ------
Nineteen Line, Inc.        Owned                           255,469          In permit process.
Phoenix, Arizona
Twenty Line, Inc.          Owned                         1,048,050          Opened in 2000.
Shreveport, Louisiana
Twenty-Two Line, Inc.      Owned                           961,073          Opened in 1999.
Round Rock, Texas
Twenty-Three Line, Inc.    Owned                           110,724          Under construction.
San Antonio, Texas
Twenty-Five Line, Inc.     Owned                         1,544,268          Opened in 1998.
Houston, Texas
Twenty Eight Line, Inc.    Owned                         2,033,514          Acquired in 1999.
Oklahoma City, Oklahoma
Let's Play Sports, Inc.    Owned                           538,224          In permitting process.
Fishkill, New York
                                                       -----------
TOTAL                                                  $15,815,150
                                                       ===========


     We intend to phase out our leased facilities in El Cajon and San Diego, California with nearby facilities that will be acquired or constructed by us. We lease excess space to approximately 20 to 25 tenants in our various facilities, nearly all of which are on month to month leases. We have the following types of tenants in this unused space: cheerleading academies, day care, dog obedience, dance, martial arts, tennis and soccer schools, physical therapy and gymnastics.

     Our corporate offices are located at the corporate offices of Brent-O-Corp., owned by Dave Altomare, our largest shareholder. To date, Mr. Altomare has not charged us rent. However, there can be no assurance that Mr. Altomare will not charge us rent in the future. In the event Mr. Altomare charges us rent in the future, such rent will be approved by a majority of disinterested directors and will be for no more than fair market value.

  Personnel

     Typically, each facility has the following personnel:

     - a manager;

     - an assistant manager;

     - a referee;

     - a scorekeeper; and

     - tele-marketers.

     The managers, assistant managers and telemarketers are employees of ours. The referees and scorekeepers are independent contractors hired by the teams that play at our facilities.

  Training

     New managers are required to spend at least one week in training under an experienced manager at an established facility. Generally an expansion manager is on site and plays a major role in the start up of a new facility. Also, each new employee spends at least one week training with a more experienced employee, preferably the manager, before the employee is given full responsibility.

SALES AND MARKETING

     The following techniques represent what we believe are necessary to reach potential customers and sign up participating teams and individuals for leagues and facilitate success at our facilities:

     - donate the unused field time to local nonprofit organizations and donate administrative facilities to local clubs and leagues for meetings, outdoor sign-ups and picture taking sessions -- the increased foot traffic from these programs allows for the showcasing of the facilities in order to attract prospective new customers;

     - distribute flyers and other marketing information at sporting events -- in order to develop relationships with outdoor leagues and to acquire the names of coaches and players the facilities should market through tele-marketers and direct mail;

     - recruit local teams and individuals -- connect with local schools and universities through advertising in newspapers and periodicals in order to recruit teams and individuals;

     - establish alliances with local semiprofessional and professional teams -- by becoming the official practice facilities for these teams, the facilities gain exposure and benefit from affiliations;

     - exploit spin-off market -- once youth begin playing at the facilities, the facilities can target their parents, brothers, and sisters as potential players;

     - provide open houses available to the public -- we plan to heavily publicize our open houses in order to boost attendance; and

     - use the Internet and other mass media to disseminate information about the local and national indoor soccer communities -- through our Internet web pages, and direct mailing campaign, as well as other outlets, we can provide the content to become an information hub for indoor soccer.

COMPETITION

     We estimate that there are roughly 300 indoor soccer facilities in the country of which our market share is estimated by our management to be about five percent and our management estimates that the second, third and fourth largest operators have a combined market share of another five percent. We estimate that there are over 250 owners of the 300 facilities. This market is perceived by us to be extremely fragmented. However, some of our competitors have created partnerships in order to create economies of scale.


     Other than us, we believe that there are only four persons in the United States with five or more indoor soccer facilities. We believe that they have a combined total of 23 facilities. The majority of these facilities are believed by us to be in the northeast, where we believe the market is more saturated than our focus market which is the southwest and west.



     Due to our relative size in relation to our nearest competitors and our focus on less saturated markets, we believe we have a favorable competitive position. To compete in our markets we initiate an advertising campaign during the start up phase of our facilities. Also, we try to construct quality buildings and a quality field. We hire managers who are competitive. Once our facilities are open, we focus on customer service by starting our games on time, ending them on time, posting our schedules on the internet and calling or contacting our customers to remind them of game times. Also, we keep track of scoring leaders, update scores and schedules weekly on the internet, train our referees, use quality balls, and provide bibs for the teams if they do not have the same color shirts.


     Facilities in cities with population bases of 500,000 or more generally are profitable the first year or two. Those same cities, however, face greater competition. Generally in the first year or two of operations, it is fairly common for competitors to enter the market as a result of the enthusiasm of the local soccer community. The possibility of other competitors creates uncertainty in our operations and volatility in results of operations. Facilities in cities with population bases of 300,000 or less generally reach profitability at a slower pace than larger cities. Those same facilities rarely face competition.

     While we compete against organized and well-funded competitors, our competition generally comes from smaller operations. In some markets, we compete with YMCA's and city owned facilities. In the past, we have lost participating teams to these non profit and government owned facilities because of their advantages in cost and taxes.

     We compete against a wide variety of concepts vying for social and family recreation and leisure time. These competing concepts include softball, bowling, darts, miniature golf and other types of recreation and social events that compete for family entertainment dollars.

REGULATION

     Our operations and business practices are subject to federal, state and local government regulation in the various jurisdictions in which our facilities are located. Although we are not aware of any proposed changes in any statutes, rules or regulations, any changes in such laws could have a material adverse effect on our financial condition and results of operations. The regulations under which we operate vary to a significant degree depending on the location of the facility. The following is a summary of some of the obstacles we have encountered when constructing or acquiring our facilities:

     - purchase land zoned for recreation or if industrial, or commercial obtain a variance;

     - provide traffic study;

     - include a certain degree of landscaping and a contingency for floods in site plan;

     - provide a certain number of parking spaces;

     - conform the building to local specifications, i.e. brick facade; and

     - include fire sprinklers and fire walls.

INTELLECTUAL PROPERTY

     The name Let's Play Sports is a registered trademark in the United States. We are the registered owner of the domain name http://www.letsplaysoccer.com.


     In March 1999, we licensed proprietary computer software for the operation of our business from K.L.A.M. Computer Services, Inc., a company owned by the son of Carol E. Lutz, our secretary and one of our directors. Pursuant to this agreement, we pay K.L.A.M. Computer Services a fee of $10.00 for each of our facilities. Pursuant to a separate agreement executed at the same time, we purchased certain related software from K.L.A.M. for $10,000. This software, in addition to simplifying our local manager's job, provides a check and balance for senior management to keep track of the performance of each facility to better estimate cash flow. It also provides us with information as to who plays at our facilities, how many times, and in what leagues. A league to league, facility to facility comparison is provided by the software to measure how particular leagues are doing compared to prior sessions and how the facility is doing compared to prior sessions.


EMPLOYEES


     As of December 31, 2000, we had approximately 96 employees, of which approximately two thirds were part-time. We are not a party to any collective bargaining agreements with our employees. We have never experienced significant labor shortages and we consider our relationships with our employees to be good.


LEGAL PROCEEDINGS

     We encounter occasional lawsuits arising in the normal course of business. We are not a party to any lawsuits currently and are not aware of any pending actions.

BUSINESS DEVELOPMENT



     We were incorporated in Colorado in 1998. Through two subsequent stock exchanges, we have acquired or organized 20 subsidiaries that each own and operate, or in the future plan to each own and operate, one indoor soccer facility. In the first stock exchange in 1998, we exchanged our stock for the stock of 12 companies. The stock in the 12 companies was held by the following persons: Thomas W. and Linda Higginson, David A. Altomare, Ralf W. Wilhelms, Mark L. Barlow, Charles C. Crosse, Gaylen B. and Michele L. Jorgensen, Gary M. Archer, Kurt and Leticia Mayer, Mitz A. Gross, Bruce R. and Jo Ann J. Atkinson, Kathryn L. Sandridge, Lu J. Sandridge, Cynthia P. Johnson, Allen and Bethany Isom Nunn, Loran F. and Julie K. Brobeck, Goals, Inc., Jonathan D. Wardle, Shawn Anders, Maurice J. and Jennifer P. Walsh, Curtis and Linda Johnson, Samanna Real Estate, Paul J. Grijaia, Brownlow, Inc., Jamie Anne Cobb, Denise Zimmer, Robert Young, Kathleen Sumral, Chuck Hohm, Marc Harris, Mary Wiggins and Mike Snyder. At the time of the exchange, the shareholders, officers and directors of each of the 12 companies were also our management. Each of the 12 companies was valued by management and the shareholders were allocated our stock based upon a value of $5.00 per share.



     In the second exchange in 1999, we exchanged our stock for the stock of four companies. The stock in the four companies was held by the following persons: Saeed Kadh, Hamilton Douglas Little, Floriana Watmore, Tim & Lori Mahoney, Denise Pfenninger, Don Shapero, Martin Tierney & Sharon Teffer, David
A. Altomare, Mark Barlow, Charles C. Crosse, Thomas W. and Linda Higginson, Ralf
W. Wilhelms, Bill Folsum, Ray Baty, Cynthia P. Johnson, Maurice J. and Jennifer
P. Walsh, Jonathan Wardle, Jenny Benedict, Gary Archer, Fred Boggs, Tina Hosack, Mike Jarman, Doug Johnson, Earlene Presson, Kathryn L. Sandridge, Lu J. Sandridge, Darrel Snyder, Leigh Taylor, Gerald A. and Carol E. Lutz, Loren R. and Monika Lutz, William R. Lutz and the Mustang United Methodist Church. At the time of the exchange, the shareholders, officers and directors of each of the four companies were also our shareholders and management. Each of the four companies were valued by management and the shareholders were allocated our stock at a value of $5.00 per share.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers are as follows:


NAME                                        AGE                    POSITION
----                                        ---                    --------
David A. Altomare.........................  50    Chairman of the Board
Thomas W. Higginson.......................  48    President, Chief Executive Officer and
                                                  Director
Gary M. Archer............................  27    Vice President of Operations and Director
Carol E. Lutz.............................  55    Secretary and Director
Linda L. Higginson........................  49    Director
Mark J. Lee...............................  41    Director
Gerald A. Lutz............................  59    Director
Brian D. Quinn............................  40    Director
Steve F. Shoemaker........................  51    Director
Ralf W. Wilhelms..........................  38    Vice President and Chief Financial Officer


     Thomas W. Higginson and Linda L. Higginson are husband and wife. Gerald A. Lutz and Carol E. Lutz are husband and wife.

     David A. Altomare. Mr. Altomare became our Chairman in March 1998. For the past 20 years, Mr. Altomare has been a shareholder, the President and Chairman of the board of directors of Brent-O-Corp. a holding company of various entities including Auto Trader and various software and e-commerce companies. In February 2000, Mr. Altomare sold Auto Trader.

     Thomas W. Higginson. Mr. Higginson became our President, the Chief Executive Officer and a director in March 1998. From 1988 to 1999, Mr. Higginson was the President of Sports Marketing Group, Inc., a real estate holding company.

     Gary M. Archer. Mr. Archer became our Vice President of Operations and a director in March 1998. Mr. Archer was an employee of Sports Marketing Group, Inc. from 1990 to 1999. Mr. Archer attended Arizona Western College and the University of Arizona.

     Carol E. Lutz. Mrs. Lutz became our Secretary and a director in July 1999. For the past 13 years, Ms. Lutz has operated two indoor soccer centers in Oklahoma City, both of which were recently acquired by us. In addition, Mrs. Lutz has been a legal administrator for the past 13 years. Mrs. Lutz attended Wichita State University and Rose State University.

     Linda L. Higginson. Mrs. Higginson became our Assistant Treasurer since at our inception and has been a director since 1999. Mrs. Higginson attended the University of Utah. Mrs. Higginson is married to Thomas W. Higginson.

     Mark J. Lee. Mr. Lee became one of our directors in December 2000. Since 1996, Mr. Lee has been with California Bank & Trust in San Diego, a part of Zions Bank, where he currently is the Senior Vice President, Manager of the North County Corporate Banking group. CB&T is a $6.5 billion full service commercial bank with offices throughout the state of California. Prior to joining CB&T, Mr. Lee served in a similar capacity at San Diego Trust and Savings Bank and Union Bank. Mr. Lee received a Bachelors of Science Degree in Finance from San Diego State University in 1984. Mr. Lee is an active member, and immediate past president, of the San Diego MIT Enterprise Forum and is their current chairman. Mr. Lee is also a founding member and current chairman of the Phase II EmTek Seed Capital Fund, a revolving loan fund serving the San Diego entrepreneurial community.

     Gerald A. Lutz. Mr. Lutz became one of our directors since March 1998. Mr. Lutz was president of Indoor Soccer Arenas, Inc. of Oklahoma City, two indoor soccer facilities recently acquired by us. From 1971 to 1999, Mr. Lutz worked at Seagate Technologies as an engineer. Mr. Lutz is married to Carol E. Lutz.

     Brian D. Quinn. Mr. Quinn became one of our directors in December 2000. Since 2000, Mr. Quinn has been the head coach for the San Diego Sockers. Mr. Quinn was the head coach for the San Jose Clash in 1999 and was the head coach for the San Diego Sockers from 1995 to 1992. Mr. Quinn is an eight-time all-star midfielder in the Major Indoor Soccer League and won eight national indoor championships with the San Diego Sockers from 1983-1991. Beginning in April 1991, Mr. Quinn became a regular in the midfield of the U.S. National Team in their preparation for the 1994 World Cup. Mr. Quinn, also had a distinguished outdoor career in the old NASL, suiting up for two teams other than the San Diego Sockers, the Montreal Manic and the Los Angeles Aztecs. Mr. Quinn began his outdoor soccer career with Larne of the Irish League in 1978 to 1979, and then spent two seasons with Everton, an English Premier League club, from 1979 to 1981. Mr. Quinn holds a U.S.S.F. "A" coaching license and was instrumental in developing youth programs for soccer clubs and coaches throughout the United States.


     Steve F. Shoemaker. Mr. Shoemaker became one of our directors in December 2000. Since 1989, Mr. Shoemaker has been the President and Chief Executive Officer of Advanced Web Offset, Inc., a printing company. From 1986 to 1989, Mr. Shoemaker was a consultant and general manager for North Coast Publishers.

     Ralf W. Wilhelms. Mr. Wilhelms became our Vice President since March 1998. For the five years before 1998, Mr. Wilhelms was the publisher of Sports Press and an assistant coach of the San Diego Sockers professional soccer team during two of these years. Wilhelms received a Masters Degree in international business administration from the United States International University. Mr. Wilhelms also received a B.A. in business from the Fachhochschule College in Germany.

COMMITTEES OF THE BOARD OF DIRECTORS


     The board of directors maintains a compensation committee and an audit committee. The compensation committee is composed of Mark J. Lee, Brian Quinn and Steve Shoemaker, all non-employee directors. The audit committee is composed of Mark J. Lee, Brian Quinn and Steve Shoemaker. The primary function of the compensation committee is to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of our officers and to administer the grants under our stock option plan. The functions of the audit committee are to review the scope of the audit procedures employed by our independent auditors, to review with the independent auditors our accounting practices and policies and recommend to whom reports should be submitted within our company, to review with the independent auditors their final audit reports, to review with our internal and independent auditors our overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors. The audit committee is also responsible for reviewing all transactions in which one or more of our directors or officers would have an interest.


COMPENSATION OF DIRECTORS

     Directors who are also our officers are not separately compensated for serving on the board of directors. Directors who are not our officers may be paid an annual retainer and fees for attending meetings. The amount of such payments has not yet been determined. All our directors will be reimbursed for expenses relating to attendance at board meetings.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth the compensation paid by us for services rendered during the fiscal years ended March 31, 2000, 1999 and 1998 to Thomas
W. Higginson. None of our executive officers earned or was paid compensation of more than $100,000 during the year ended March 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                     FISCAL YEAR ENDED   ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION                              MARCH 31,             SALARY
---------------------------                          -----------------   -------------------
Thomas W. Higginson................................        2000                $60,000
  President, Chief Executive                               1999                 60,000
  Officer and Director                                     1998                 60,000

     No stock options have ever been issued by us.

LIFE INSURANCE POLICIES

     We intend to obtain a key man life insurance policy in the aggregate face amount of $1,000,000 on Thomas W. Higginson following the closing of the offering. The proceeds of this policy will be payable to us.

STOCK OPTION PLAN

     We adopted our stock option plan in November 2000 pursuant to which an aggregate of 500,000 shares of common stock are currently reserved for issuance.

     The stock option plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options. Non-qualified stock options may be granted to our employees, directors and consultants, while incentive stock options may be granted only to our employees. The board of directors currently administers the stock option plan and determines the terms of the options granted under the stock option plan, including the exercise price, the number of shares subject to a particular option and the exercisability thereof.

     The exercise price of all incentive stock options granted under the stock option plan must be at least equal to the fair market value of our common stock on the date of grant and must be 110% of fair market value when granted to a person who owns more than 10% of our common stock. The exercise price of all non-qualified stock options granted under the stock option plan may be less than the fair market value of the common stock on the date of grant. The term of all options granted under the stock option plan may not exceed 10 years, except the term of incentive stock options granted to a person who owns more than 10% of our common stock may not exceed five years. The stock option plan may be amended or terminated by the board of directors, but no such action may impair the rights of a participant under a previously granted option.

     The stock option plan provides the board of directors or the compensation committee with the discretion to determine when options granted under the stock option plan will become exercisable and the vesting period of such options.

     No options have been granted pursuant to the stock option plan.

     We have no other bonus, profit sharing, pension, retirement, stock purchase, deferred compensation, or other incentive plan.

CERTAIN TRANSACTIONS


     In October 1999, we entered into an agreement with a former officer, director and shareholder of ours, Charles C. Crosse. Pursuant to this agreement, Mr. Crosse agreed to sell up to 46,874 shares of our common stock held by him. Such shares are to be purchased at a rate of 1,000 shares per month at $5.00 per share. As of December 31, 2000, we had repurchased 11,000 shares of our common stock from Mr. Crosse and Mr. Crosse still owned 34,374 shares of our common stock.



     In October 2000, two of our officers, Thomas W. Higginson and David A. Altomare, borrowed $1,000,000 from a financial institution on our behalf. As a result, we issued a promissory note to Messrs. Higginson and Altomare that contains the same terms and conditions as their note to the financial institution. Both notes are dated October 10, 2000, bear interest at a rate of 1% over the prime rate of the financial institution, initially 10.5%, and mature on October 18, 2001.


     In June 1999, Carol E. Lutz and Gerald Lutz loaned us $80,723. This loan was originally due on December 31, 1999 and is currently due on demand. The interest rate on this loan is 10%. As of December 31, 2000, this note had an outstanding balance of $37,724.



     Since April 1, 1999, David Altomare loaned us approximately $200,000. These loans are unsecured and due on demand. As of December 31, 2000, we had repaid Mr. Altomare all but approximately $200,000 due under these loans.



     David Altomare and a company of which he is an officer are personal guarantors of, or have provided cash collateral for loans, to us and our wholly owned subsidiaries. As of December 31, 2000, the total outstanding balance of the loans is $6,974,017. Approximately $6,000,000 of these loans are secured by real estate owned by us.



     Gary M. Archer has guaranteed the outstanding balance of a loan to one of our subsidiaries. The total outstanding balance of this loan as of December 31, 2000 is $839,423. The loan is secured by real estate owned by us. Proceeds from the offering will be used to pay off this loan.



     Ralf W. Wilhelms has guaranteed the outstanding balance of a loan to us. The loan is secured by real estate owned by us. As of December 31, 2000, the outstanding balance of this loan is $791,072. Proceeds from the offering will be used to pay off this loan.



     Gaylen B. and Michele Jorgensen have guaranteed the outstanding balances of two loans to us as of December 31, 2000. These loans are secured by real estate owned by us. These loans have a total outstanding balance of $832,392. Proceeds from the offering will be used to partially pay off one loan for approximately $273,289.


     In September 1999, we acquired all of the common stock of One Line, Inc. for 28,500 shares of our common stock from four of our shareholders, Thomas W. Higginson, David A. Altomare, Mark Barlow and Ralf W. Wilhelms.


     On October 18, 2000, we issued a promissory note to Thomas W. Higginson and David A. Altomare having essentially the same terms as a promissory note such individuals executed to borrow up to $1,000,000 from Imperial Bank. As they borrow from the bank, they make loans to us on an as needed basis.



     Thomas W. Higginson, Linda Higginson, David A. Altomare, Ralf W. Wilhelms, Mark L. Barlow and Gary M. Archer are considered to be our founders. In exchange for their services, Mrs. Higginson and Messrs. Higginson and Wilhelms receive salaries of $60,000 or less. These founders also exchanged shares they held in several companies, along with other of our shareholders, at a valuation of $5.00 per share for our shares.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock, as of the date of this prospectus, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

     - each of our executive officers and directors,

     - all of our executive officers and directors as a group, and

     - each person who is known by us to own beneficially more than five percent of our outstanding common stock.

     Shares of common stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire the shares of common stock within 60 days are treated as outstanding only when determining the amount and percentage of common stock owned by such individual. Except as noted below the table, each person has sole voting and investment power with respect to the shares of common stock shown. Unless otherwise shown, the address of each person is 9606 Aero Drive, Suite 1300, San Diego, California 92123.


                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY
                                                              OWNED PRIOR TO THE
                                                                   OFFERING             PERCENTAGE
                                                              -------------------    OWNED AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER    PERCENT         OFFERING
------------------------------------                          --------   --------   ------------------
David A. Altomare...........................................  334,066      18.6%           14.0%
Thomas W. and Linda Higginson...............................  201,152      11.2             8.4
Gary M. Archer..............................................   47,830       2.7             2.0
Carol and Gerald Lutz(1)....................................  238,814      13.3            10.0
  941 East Diane Terrace
  Mustang, OK 73064
Ralf W. Wilhelms............................................  131,074       7.3             5.5
Mark J. Lee.................................................       --        --              --
Brian D. Quinn..............................................       --        --              --
Steve F. Shoemaker..........................................       --        --              --


---------------


(1) Owned jointly. Of these shares, 12,898 shares are owned by Loren R. and Monika Lutz, a son and the daughter-in-law of Carol and Gerald Lutz. Of these shares 4,656 are owned by William R. Lutz, a son of Carol and Gerald Lutz.



                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY
                                                              OWNED PRIOR TO THE
                                                                   OFFERING             PERCENTAGE
                                                              -------------------    OWNED AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER    PERCENT         OFFERING
------------------------------------                          --------   --------   ------------------
Executive Officers and Directors as a group (nine
  persons)..................................................  952,936     53.14           39.82
Gaylen B. Jorgensen(2)......................................  149,164       8.3             6.2
  8961 South 2070 West
  West Jordan, UT 84088


---------------

(2) Owned jointly with Mr. Jorgensen's wife Michele.

                           DESCRIPTION OF SECURITIES

     The following summary description of our securities is not complete and is qualified in its entirety by reference to our articles of incorporation and bylaws.


     Our authorized capital stock consists of 15,000,000 shares of $0.001 par value common stock and 2,000,000 shares of $0.001 par value preferred stock, which we may issue in one or more series as determined by our board of directors. As of the date of this prospectus, there currently are 1,792,101 shares of common stock issued and outstanding that are held of record by 55 shareholders. As of the date of this prospectus, we have issued no shares of preferred stock.


COMMON STOCK

     Each holder of record of our common stock is entitled to one vote per share on all matters submitted to a vote of our shareholders. There is no right to cumulative voting in the election of directors. One-third of the issued and outstanding voting stock constitutes a quorum at any meeting of shareholders and the vote by the shareholders of a majority of the outstanding voting stock is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the articles of incorporation.

     Holders of outstanding shares of common stock are entitled to receive dividends as declared by the board of directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding shares of preferred stock, if any. Upon liquidation, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of preferred stock, if any. Holders of shares of common stock have no conversion, redemption or preemptive rights. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any outstanding preferred stock. All of the issued and outstanding shares of common stock are, and all unissued shares of common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

     There is currently no trading market for our common stock, and there can be no assurance that a trading market will develop in the future. The outstanding shares of common stock are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933 and cannot be resold without registration under the 1933 Act or an exemption from registration.

PREFERRED STOCK

     Under our articles of incorporation, the board of directors has the power, without further action by holders of the common stock, to issue preferred stock and to designate the relative rights and preferences of one or more classes of preferred stock, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends and other preferences, any of which may be dilutive of the interest of the holders of the common stock. The board of directors' ability to issue shares of preferred stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms and conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of our management. As of the date of this prospectus, we do not have plans to issue preferred stock.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION

     Our articles of incorporation contain a provision authorized under Colorado law which limits the liability our of directors for monetary damages for breach of their fiduciary duty as a director other than for intentional misconduct, fraud or a knowing payment of a dividend in violation of Colorado law. Such provision limits recourse for money damages that might otherwise be available to us or offerees for negligence by individuals acting on our behalf. Although these provisions would not prohibit injunctive or similar actions against these individuals, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities that may exist under federal securities laws.

INDEMNIFICATION PROVISIONS

     Our articles of incorporation provide that we shall indemnify, to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of ours against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of ours or because such person is or was servicing another entity as a director, officer, partner, trustee, employee, fiduciary or agent at our request. We further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER PROVISIONS

     Our articles of incorporation contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, us. Our board of directors is authorized, without action of its shareholders, to issue authorized but unissued common stock and preferred stock. The existence of undesignated preferred stock and authorized but unissued common stock enables us to discourage or to make it more difficult to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

TRANSFER AGENT AND REGISTRAR


     We have retained Corporate Stock Transfer, Inc. to serve as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     On completion of this offering, we will have 2,392,101 shares of common stock outstanding. If the underwriters' over-allotment option is exercised in full, 2,482,101 shares of common stock will be outstanding. All of the shares of common stock sold in this offering and any shares sold by us upon exercise of the underwriters' over-allotment option will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as the term is defined in Rule 144, generally only may be sold in compliance with the limitations of Rule 144 described below.



     Of the remaining shares of common stock outstanding after this offering, 600,000 shares will be freely tradable without restriction in the public market, and 1,792,101 shares may be sold publicly only if registered under the 1933 Act or sold in accordance with an exemption from the registration requirements of the 1933 Act, such as Rule 144.


     Prior to this offering, there has been no public market for our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by such shareholders, or the availability of the shares for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices.

     For purposes of Rule 144, an "affiliate" of us is a person who, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, us. In general, under Rule 144, a shareholder including an "affiliate," who has beneficially owned our shares for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of:

     - one percent of the then outstanding shares of our common stock, or approximately 23,384 shares expected to be outstanding immediately after this offering; or

     - the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of the notice to the SEC reporting the sale.

     Sales under Rule 144 are subject to manner of sale limitations, notice requirements and the availability of current public information about us. Rule 144(k) provides that a person who is not deemed our "affiliate" and who has beneficially owned our shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. We estimate that approximately 805,000 outstanding shares fall in this category.

     As of the date of this prospectus, there were no outstanding stock options to purchase shares of common stock. However, 500,000 shares have been authorized to be issued pursuant to our 2000 Incentive and Non-Statutory Stock Option Plan. Twelve months after this offering, we may file a registration statement on Form S-8 covering the 500,000 shares of common stock issuable under our 2000 Incentive and Non-Statutory Stock Option Plan, thus permitting the resale of these shares in the public market without restriction under the Securities Act other than restrictions applicable to affiliates.

     We and our executive officers, directors and all of our other shareholders have agreed, pursuant to lock-up agreements relating to the transfer of shares of our common stock, that we will not sell, transfer, hypothecate or convey any of our common stock or derivative securities by registration or otherwise for a period of 12 months from the date of this prospectus without the prior written consent of the representative of the underwriters. We and all of our officers, directors and holders of five percent or more of our common stock have further agreed not to sell, transfer, hypothecate or convey any of our common stock or derivative securities through a "Regulation S" transaction for a minimum period of five years from the date of this prospectus without the prior written consent of the representative of the underwriters. In addition, we have agreed not to sell any of our common stock or derivative securities through a "Regulation D" offering for a minimum period of 12 months from the date of this prospectus without the written consent of the representative of the underwriters. We have also agreed to obtain from each holder of options to purchase our common stock, if any, such person's written enforceable agreement not to sell our common stock pursuant to the exemption afforded by Rule 701 under the Securities Act for a minimum period of 12 months from the date of this prospectus without the prior written consent of the representative of the underwriters. The representative of the underwriters has informed us that it has no current intentions of releasing any shares subject to the aforementioned lock-up agreements. Any determination by the representative of the underwriters to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including the market price and trading volumes of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold, and the timing, purpose and terms of the proposed sale. There are no exceptions to the lock-up agreement except that individuals subject to the lock-up may dispose of shares as bona fide gifts to persons who also enter into lock-up agreements that terminate 12 months after the date of this prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Schneider Securities, Inc. is acting as the underwriters' representative, have agreed to purchase from us the number of shares of common stock set forth opposite their names, and will purchase the shares of common stock at the price to public less the underwriting discount set forth on the cover page of this prospectus:

                                                       NUMBER OF SHARES
UNDERWRITER                                            OF COMMON STOCK
-----------                                            ----------------
Schneider Securities, Inc...........................
                                                           -------
          Total.....................................       600,000
                                                           =======

     The underwriting agreement provides that the underwriters' obligations are subject to conditions precedent and that the underwriters are committed to purchase all shares of common stock offered hereby (other than those covered by the over-allotment option described below) if the underwriters purchase any shares.

     The representative has advised us that the underwriters propose to offer the shares of common stock offered hereby directly to the public at the price to public set forth on the cover page of this prospectus, and that they may allow to certain dealers that are members of the National Association of Securities
Dealers, Inc., concessions not in excess of $     . After the initial public
distribution of the shares of common stock is completed, the price of the shares of common stock may change as a result of market conditions. No change in the terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The representative has further advised us that the underwriters do not intend to confirm sales to any accounts over which any of them exercise discretionary authority.

     We have agreed to pay the representative a nonaccountable expense allowance of three percent of the aggregate public offering price of the shares of common stock offered, including shares of common stock sold on exercise of the over-allotment option. We have paid $45,000 of the nonaccountable expense allowance to the representative. We have also agreed to pay all expenses in connection with qualifying the shares of common stock offered hereby for sale under the laws of such states as the representative may designate.

     We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 90,000 additional shares of common stock at the same price as the initial shares of common stock offered. The underwriters may purchase the shares of common stock solely to cover over-allotments, if any, in connection with the sale of shares of common stock offered hereby. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and gross proceeds to us will be $4,140,000, $414,000 and $3,726,000, respectively.

     The underwriters may engage in over-allotments, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions.

     Neither us nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither us nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     The underwriters have reserved for sale, at the initial public offering
price, up to           shares of the common stock for employees, directors and
certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


     We and our executive officers, directors and all of our other shareholders have agreed, pursuant to lock-up agreements relating to the transfer of shares of our common stock, that we will not sell, transfer, hypothecate or convey any of our common stock or derivative securities by registration or otherwise for a period of 12 months from the date of this prospectus without the prior written consent of the representative of the underwriter or any greater period required by any state in which the offering of the shares of common stock is to be registered. We and all of our officers, directors and holders of five percent or more of our common stock have agreed to further restrictions with regard to the shares.

     We will sell to the representative on completion of the offering, for a total purchase price of $10, the representative's warrants for the purchase of shares of common stock entitling the representative or its assigns to purchase 60,000 shares of common stock. The representative's warrants will be exercisable commencing one year from the date of this prospectus and will expire five years from the date of this prospectus. The representative's warrants will contain certain anti-dilution provisions and provide for the cashless exercise of the representative's warrants utilizing our securities. The exercise price of the representative's warrants to purchase shares of common stock is 133% of the public offering price or $7.98 per share of common stock.

     We will set aside and at all times have available a sufficient number of shares of common stock to be issued upon exercise of the representative's warrants. The representative's warrant and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus, except to officers of the representative, co-underwriters, selling group members and their officers or partners. Thereafter, the representative's warrant and underlying shares of common stock will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Subject to certain limitations and exclusions, we have agreed, at the request of representative, to register for sale the common stock issuable upon exercise of the representative's warrants.

     For a period of five years after the date hereof, the representative has the right to have an observer attend meetings of our board of directors and receive the same compensation, excluding any grants of options, and expenses paid to our directors.

     Prior to this offering, there has not been a public market for our securities. The public offering price of the common stock has been determined by arms-length negotiation between us and the representative. There is no direct relation between the offering price of the shares of common stock and our assets, book value or net worth. Among the factors considered by us and the representative in pricing the shares of common stock were the results of operations, the current financial condition and our future prospects, the experience of management, the amount of ownership to be retained by present stockholders, the general condition of the economy and the securities markets and the demand for securities of companies considered comparable to us.

     In connection with this offering, we and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and if such indemnification is unavailable or insufficient, we and the underwriters have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.

                                 LEGAL MATTERS

     Dorsey & Whitney LLP will pass upon the validity of the common stock offered in this prospectus. Berliner Zisser Walter & Gallegos, P.C. will pass upon certain legal matters for the representative.

                                    EXPERTS

     Our consolidated balance sheet as of March 31, 2000 and our consolidated statements of operations and shareholders' equity and cash flows for the years ended March 31, 1999 and 2000 included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.


     With respect to the unaudited interim consolidated financial information as of and for the nine months ended December 31, 2000 and for the nine months ended December 31, 1999, the independent certified public accountants have not audited or reviewed such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


     We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered. This prospectus does not contain certain information contained in the registration statement required by the rules and regulations of the SEC. For further information, please see the registration statement and its exhibits, which may be inspected without charge at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material contained in the registration statement and its exhibits may be obtained from the SEC upon payment of applicable copying charges. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the registration statement.


     On completion of this offering, we will be subject to the reporting and other informational requirements of the Securities Exchange Act of 1934 and will file reports and other information with the SEC. Such reports, proxy statements, quarterly, annual and current reports and other information, once filed by us, can be inspected and copied at the following SEC public reference rooms:



   450 Fifth Street, N.W.       Seven World Trade Center          Citicorp Center
      Judiciary Plaza                  Suite 1300             500 West Madison Street
         Room 1024              New York, New York 10048             Suite 1400
   Washington, D.C. 20549                                        Chicago, Illinois



     You may copy all or any part of our SEC filings from these offices upon payment of the fees charged by the SEC. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.



     Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are available from the SEC's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.



     We intend to furnish shareholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each year.

                                   LET'S PLAY
                                  SPORTS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITORS' REPORT
                               DECEMBER 31, 2000

                            LET'S PLAY SPORTS, INC.

                               TABLE OF CONTENTS

Independent Auditors' Report................................   F-2
Consolidated Financial Statements
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statement of Changes in Shareholders'
     Equity.................................................   F-5
  Consolidated Statements of Cash Flows.....................   F-6
Notes to Consolidated Financial Statements..................   F-8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders

Let's Play Sports, Inc.
San Diego, California

     We have audited the accompanying consolidated balance sheet of Let's Play Sports, Inc. as of March 31, 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended March 31, 1999 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Let's Play Sports, Inc. as of March 31, 2000 and the consolidated results of their operations and their cash flows for the years ended March 31, 1999 and 2000 in conformity with generally accepted accounting principles.

                                          EHRHARDT KEEFE STEINER & HOTTMAN PC

December 6, 2000
Denver, Colorado

                            LET'S PLAY SPORTS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           2000
                                                              -----------   ------------
                                                                            (UNAUDITED)
                                         ASSETS

Cash........................................................  $    88,058   $   135,165
Property and equipment
  Land......................................................    2,709,465     2,741,230
  Buildings.................................................   12,680,171    12,866,768
  Construction in progress..................................      284,811       304,691
  Furniture, fixtures and equipment.........................    2,322,747     2,423,871
                                                              -----------   -----------
                                                               17,997,194    18,336,560
     Accumulated depreciation...............................   (2,065,967)   (2,521,410)
                                                              -----------   -----------
       Net property and equipment...........................   15,931,227    15,815,150
                                                              -----------   -----------
Other assets and deferred offering costs....................      167,016       278,656
Goodwill, net of accumulated amortization of $52,851 (March
  31, 2000) and $82,146 (December 31, 2000) (unaudited).....      923,618       894,323
                                                              -----------   -----------
Total assets................................................  $17,109,919   $17,123,294
                                                              ===========   ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable............................................  $   299,819   $    87,468
Accrued liabilities.........................................      619,842       271,895
Deferred revenue............................................      135,536       240,225
Lines-of-credit.............................................      116,411       438,299
Long-term debt..............................................   12,144,007    13,156,568
Advances from shareholders..................................       85,000            --
Deferred income taxes.......................................      208,364        25,477
                                                              -----------   -----------
       Total liabilities....................................   13,608,979    14,219,932
                                                              -----------   -----------
Commitments and contingencies
Shareholders' equity
  Preferred stock -- $.001 par value, 2,000,000 shares
     authorized, none issued or outstanding.................           --            --
  Common stock -- $.001 par value, 15,000,000 shares
     authorized, 1,792,648 (March 31, 2000) and 1,793,101
     (December 31, 2000 (unaudited)) shares issued and
     outstanding............................................        1,793         1,793
  Additional paid-in capital................................    5,006,779     5,009,044
  Accumulated deficit.......................................   (1,507,632)   (2,107,475)
                                                              -----------   -----------
       Total shareholders' equity...........................    3,500,940     2,903,362
                                                              -----------   -----------
Total liabilities and shareholders' equity..................  $17,109,919   $17,123,294
                                                              ===========   ===========


                See notes to consolidated financial statements.

                            LET'S PLAY SPORTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 FOR THE YEARS ENDED     FOR THE NINE MONTHS ENDED
                                                      MARCH 31,                DECEMBER 31,
                                               -----------------------   -------------------------
                                                  1999         2000         1999          2000
                                               ----------   ----------   -----------   -----------
                                                                                (UNAUDITED)
Revenue
  League fees................................  $2,358,570   $3,060,807   $2,299,539    $2,776,573
  Rental revenue.............................     153,918      215,167      166,553       177,974
  Other revenue..............................      78,511      117,693       70,616        96,576
                                               ----------   ----------   ----------    ----------
          Total revenue......................   2,590,999    3,393,667    2,536,708     3,051,123
                                               ----------   ----------   ----------    ----------
Operating expenses
  League operating costs.....................     170,830      323,430      197,597       236,777
  Facility operating costs...................     368,612      602,284      531,266       606,864
  Personnel costs in facilities..............     737,896    1,198,972      769,595       865,780
  Depreciation and amortization..............     356,364      473,379      378,800       484,738
  General and administrative.................     355,260      738,479      518,627       659,283
                                               ----------   ----------   ----------    ----------
          Total operating expenses...........   1,988,962    3,336,544    2,395,885     2,853,442
                                               ----------   ----------   ----------    ----------
Income (loss) from operations................     602,037       57,123      140,823       197,681
Other expenses
  Interest expense...........................     523,119      863,230      676,843       980,411
                                               ----------   ----------   ----------    ----------
          Total other expenses...............     523,119      863,230      676,843       980,411
                                               ----------   ----------   ----------    ----------
Income (loss) from operations before
  income taxes...............................      78,918     (806,107)    (536,020)     (782,730)
Provision (benefit) for income taxes.........      21,330     (177,343)    (117,924)     (182,887)
                                               ----------   ----------   ----------    ----------
Net and comprehensive income (loss)..........  $   57,588   $ (628,764)  $ (418,096)   $ (599,843)
                                               ==========   ==========   ==========    ==========
Earnings (loss) per share -- basic and
  diluted....................................  $     0.04   $    (0.37)  $    (0.27)   $    (0.33)
                                               ==========   ==========   ==========    ==========
Weighted average shares outstanding..........   1,395,150    1,689,328    1,550,995     1,791,030
                                               ==========   ==========   ==========    ==========


                See notes to consolidated financial statements.

                            LET'S PLAY SPORTS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                        COMMON STOCK      ADDITIONAL                     TOTAL
                                     ------------------    PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                      SHARES     AMOUNT    CAPITAL       DEFICIT        EQUITY
                                     ---------   ------   ----------   -----------   -------------
Balance at April 1, 1998...........  1,196,996   $1,197   $2,181,573   $  (936,456)   $ 1,246,314
  Shares issued in satisfaction of
     debt..........................    205,064      205    1,025,112            --      1,025,317
  Repurchase of shares.............     (7,390)      (7)     (36,938)           --        (36,945)
  Net income for the year ended
     March 31, 1999................         --       --           --        57,588         57,588
                                     ---------   ------   ----------   -----------    -----------
Balance at March 31, 1999..........  1,394,670    1,395    3,169,747      (878,868)     2,292,274
  Shares issued in acquisitions....    344,808      345    1,571,235            --      1,571,580
  Shares issued in satisfaction of
     debt..........................     26,000       26      129,974            --        130,000
  Shares issued for services.......     20,370       20      101,830            --        101,850
  Shares issued for cash...........     12,600       13       62,987            --         63,000
  Repurchase of shares.............     (5,800)      (6)     (28,994)           --        (29,000)
  Net loss for the year ended March
     31, 2000......................         --       --           --      (628,764)      (628,764)
                                     ---------   ------   ----------   -----------    -----------
Balance at March 31, 2000..........  1,792,648    1,793    5,006,779    (1,507,632)     3,500,940
  Repurchase of shares
     (unaudited)...................    (15,900)     (16)     (79,484)           --        (79,500)
  Shares issued for acquisition of
     land (unaudited)..............      6,353        6       31,759            --         31,765
  Share issued for conversion of
     debt (unaudited)..............     10,000       10       49,990            --         50,000
  Net loss for the nine months
     ended December 31,
     2000 (unaudited)..............         --       --           --      (599,843)      (599,843)
                                     ---------   ------   ----------   -----------    -----------
Balance at December 31, 2000
  (unaudited)......................  1,793,101   $1,793   $5,009,044   $(2,107,475)   $(2,903,362)
                                     =========   ======   ==========   ===========    ===========


                See notes to consolidated financial statements.

                            LET'S PLAY SPORTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               FOR THE YEARS ENDED      FOR THE NINE MONTHS ENDED
                                                 MARCH 31, 1999             DECEMBER 31, 1999
                                            -------------------------   --------------------------
                                               1999          2000           1999          2000
                                            -----------   -----------   ------------   -----------
                                                                               (UNAUDITED)
Cash flows from operating activities
  Net income (loss).......................  $    57,588   $  (628,764)  $  (418,096)   $ (599,843)
                                            -----------   -----------   -----------    ----------
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities Depreciation
     and amortization.....................      356,364       473,379       378,800       484,738
     Deferred income taxes................      (71,884)     (177,343)     (117,924)     (182,887)
     Stock issued for services............           --       101,850       101,850            --
     Changes in operating assets and
       liabilities Other assets...........       80,916       (84,456)      (82,893)       (8,021)
       Accounts payable...................      951,021      (669,433)     (538,205)     (212,351)
       Accrued liabilities................      116,707       478,206        36,636      (347,947)
       Deferred revenue...................       14,464        22,072       130,723       104,689
                                            -----------   -----------   -----------    ----------
                                              1,447,588       144,275       (91,013)     (161,779)
                                            -----------   -----------   -----------    ----------
          Net cash provided by (used in)
            operating activities..........    1,505,176      (484,489)     (509,109)     (761,622)
                                            -----------   -----------   -----------    ----------
Cash flows from investing activities
  Cash acquired from acquisitions.........       82,858            --            --            --
  Purchase of property and equipment......   (1,951,754)   (5,437,334)   (5,111,559)     (307,601)
  Goodwill from acquisitions..............     (187,449)           --            --            --
  Proceeds on sale of assets..............           --        36,800        36,800            --
                                            -----------   -----------   -----------    ----------
          Net cash used in investing
            activities....................   (2,056,345)   (5,400,534)   (5,074,759)     (307,601)
                                            -----------   -----------   -----------    ----------
Cash flows from financing activities
  Net activity on lines-of-credit.........      109,922       (48,737)      (38,148)      321,888
  Proceeds from borrowings................    1,343,453     6,078,297     5,767,424     1,463,000
  Principal payments on long-term debt....      (77,127)     (163,791)      (82,453)     (400,439)
  Payments to related parties.............     (799,822)           --            --            --
  Deferred offering costs.................           --            --            --      (103,619)
  Repurchase of stock.....................      (36,945)      (29,000)           --       (79,500)
  Sale of stock...........................           --        63,000        63,000            --
  Advances (repayment) to shareholders....       90,000        (5,000)      (55,000)      (85,000)
                                            -----------   -----------   -----------    ----------
          Net cash provided by financing
            activities....................      629,481     5,894,769     5,654,823     1,116,330
                                            -----------   -----------   -----------    ----------
Net increase in cash......................       78,312         9,746        70,955        47,107
Cash, beginning of period.................           --        78,312        78,312        88,058
                                            -----------   -----------   -----------    ----------
Cash, end of period.......................  $    78,312   $    88,058   $   149,267    $  135,165
                                            ===========   ===========   ===========    ==========


                See notes to consolidated financial statements.

                            LET'S PLAY SPORTS, INC.

     Supplemental disclosure of cash flow information:

          Interest paid on borrowings for the years ended March 31, 1999 and 2000 was $363,647 and $827,100, respectively. For the nine months ended December 31, 1999 and 2000 (unaudited), interest paid was $661,584 and $960,239, respectively.

          The Company paid no income taxes during the periods presented.

     Non-cash investing and financing activity:


          The Company acquired 12 facilities during the year ended March 31, 1999 and four facilities during the six months ended September 30, 1999 in various non-cash transactions (Note 2). In connection with the acquisition of the 12 facilities, the five shareholders of the facilities converted the net balance due from the 12 facilities totaling $940,488 and paid on behalf of the Company accounts payable totaling $84,829 for 205,064 shares of common stock of the Company. As a result of the acquisition of the four facilities, $818,875 of advances made to these entities prior to their acquisition was eliminated.



          In September 1999, Let's Play Sports issued 26,000 shares of common stock in satisfaction of $130,000 of debt.



          In December 2000, Let's Play Sports issued 6,353 shares of common stock for acquisition of land with a value of $31,765.



          In December 2000, Let's Play Sports issued 10,000 shares of common stock for conversion of $50,000 of debt.

                            LET'S PLAY SPORTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO DECEMBER 31, 1999 AND 2000 IS UNAUDITED)

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Let's Play Sports, Inc. ("Let's Play Sports") was organized in March 1998 to operate indoor sports facilities within the Western United States. There are sixteen operational facilities at December 31, 2000 (unaudited).

  Principals of Consolidation

     The consolidated financial statements include the accounts of Let's Play Sports and its wholly owned subsidiaries, One Line, Inc. d/b/a Tucson Indoor Soccer, Second Line, Inc. d/b/a Denver Sports Center, Three Line Inc. d/b/a El Cajon Indoor Soccer Center, Four Line, Inc. d/b/a Salt Lake Indoor Soccer, Five Line, Inc. d/b/a Utah Indoor Soccer, Eight Line, Inc. d/b/a Colorado Springs Sports Center, Nine Line, Inc. d/b/a Arapahoe Sports Center, Ten Line, Inc. d/b/a Southwest Indoor Soccer Center, GRC, Inc. d/b/a San Diego Indoor Soccer, Thirteen Line, Inc. d/b/a Rocky Mountain Sports Center, Fifteen-Line, Inc. d/b/a Ogden Indoor Soccer, Sixteen Line, Inc. d/b/a Boise Indoor Soccer, Seventeen Line, Inc. d/b/a The Sports Zone, Nineteen Line, Inc. d/b/a Phoenix Indoor Soccer, Twenty Line, Inc. d/b/a S'port Port, Twenty-Two Line, Inc. d/b/a Austin Indoor Soccer, Twenty-Three Line, Inc. d/b/a San Antonio Soccer Center, Twenty-Five Line, Inc. d/b/a Northwest Indoor Soccer Center and Twenty-Eight Line, Inc. d/b/a Indoor Soccer Arenas (collectively with Let's Play Sports, Inc. the "Company"). Operations for the subsidiaries are included from the date of acquisition. All significant inter-company transactions and accounts have been eliminated through consolidation.

  Interim Financial Statements (Unaudited)

     In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been made to (a) the results of consolidated operations for the nine months ended December 31, 1999 and 2000 (unaudited), (b) the consolidated financial position at December 31, 2000 (unaudited), (c) the consolidated statements of cash flows for the nine month periods ended December 31, 1999 and 2000 (unaudited) and (d) the consolidated changes in stockholders' equity for the nine month period ended December 31, 2000 (unaudited), in order to make these financial statements not misleading.

     The results for the nine-month period ended December 31, 2000 (unaudited) are not necessarily indicative of the results for the entire fiscal year ending March 31, 2001.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings................................................  31.5 years
Furniture, fixtures and equipment........................  3-10 years

  Other Assets

     Other assets primarily consist of debt issuance costs associated with obtaining financing through securing bank notes payable. Such costs are capitalized and amortized using the interest method over the term of the respective notes.

  Goodwill

     Goodwill is capitalized and amortized over a life of 25 years utilizing the straight-line method.

                            LET'S PLAY SPORTS, INC.

  Deferred Offering Costs

     Deferred offering costs consist of costs associated with the proposed initial public offering by Let's Play Sports. These costs will be netted against the proceeds of the offering if successful or charged to expense if the offering is unsuccessful.

  Revenue Recognition -- League Fees

     Each team desiring to join a league operated by a facility is required to pay a registration fee prior to the third game of the season. The fees are recognized as revenue equally over the number of games played during a particular season. Fees received but not earned have been reflected as deferred revenue in the accompanying financial statements.

  Advertising Costs


     The Company expenses advertising and promotional expenses as incurred. Advertising expenses for the years ended March 31, 1999 and 2000 were $24,091 and $29,508, respectively, and for the nine months ended December 31, 1999 and 2000 (unaudited), were $16,098 and $29,005, respectively.


  Income Taxes


     Deferred income taxes result from temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company's temporary differences result primarily from depreciation of fixed assets. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.


  Valuation of Long-Lived Assets


     The Company assesses valuation of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The Company periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined using the anticipated cash flows discounted at a rate commensurate with the risk involved as well as the fair market value of the underlying property.


  Stock Split

     In December 2000, Let's Play Sports declared a 2 for 1 stock split. All share and per share amounts have been reflected in the financial statements.

  Net Income (Loss) Per Share

     In accordance with the provisions of SFAS No. 128, "Earnings Per Share," basic earnings per share is computed by dividing net income (loss) by the number of weighted average common shares outstanding during the year. Diluted earnings per share are computed by dividing net income (loss) by the number of weighted average common shares outstanding during the year, including common shares equivalents. For

                            LET'S PLAY SPORTS, INC.

the years ended March 31, 2000 and 1999 and the nine months ended December 31, 2000 and 1999 (unaudited) there were no potential common share equivalents.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of financial instruments including cash, receivables, accounts payable and accrued expenses approximate their fair values as of March 31, 2000 and December 31, 2000 (unaudited) due to the relatively short maturity of these instruments. The carrying amounts of notes payable and debt outstanding also approximates their fair values as of March 31, 2000 and December 31, 2000 (unaudited) due to the interest rates on these instruments approximating the interest rates on debt with similar terms available to Let's Play Sports.

  Recently Issued Accounting Pronouncements


     In June 1998, June 1999 and June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133." These statements establish accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. These statements require that changes in the fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. This accounting is effective for the Company beginning in 2001.


     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin ("SAB") 101, which will become effective for financial statements with periods ending after December 15, 2000. SAB 101 provides guidance on applying generally accepted accounting principles to selected revenue recognition issues. Management believes that the Company's revenue recognition policies are in accordance with SAB 101.

NOTE 2 -- ACQUISITIONS

     Let's Play Sports issued 1,196,996 shares for all of the outstanding stock of the following 12 entities Second Line, Inc. d/b/a Denver Sports Center, Three Line Inc. d/b/a El Cajon Indoor Soccer Center, Four Line, Inc. d/b/a Salt Lake Indoor Soccer, Five Line, Inc. d/b/a Utah Indoor Soccer, Eight Line, Inc. d/b/a Colorado Springs Sports Center, Ten Line, Inc. d/b/a Southwest Indoor Soccer Center and GRC, Inc. d/b/a San Diego Indoor Soccer, Thirteen Line, Inc. d/b/a Rocky Mountain Sports Center, Fifteen-Line, Inc. d/b/a Ogden Indoor Soccer, Sixteen Line, Inc. d/b/a Boise Indoor Soccer, Twenty Line, Inc. d/b/a S'port Port and Twenty Five-Line, Inc. d/b/a Northwest Indoor Soccer Center. There were certain shareholders that had interests in all 12 of these entities. These shareholders received 760,442 shares. The remaining 436,554 shares were issued to shareholders who only had an interest in that specific entity. Those shareholders are termed the "non-affiliated shareholders".

                            LET'S PLAY SPORTS, INC.

     Let's Play Sports recorded this initial transaction under the purchase method of accounting. The results of operations are included from the effective date of the transaction, April 1, 1998. The interest related to the affiliated shareholders was valued at predecessor cost and the carrying amounts of the assets and liabilities were recorded at their historical amounts. Let's Play Sports adjusted the carrying amount of assets as it relates to shares issued to non-affiliated parties. The stock of Let's Play Sports was valued at $5 per share. Its value was determined by the Board of Directors of Let's Play Sports. Since this transaction was "tax deferred" for income tax purposes, the Company recorded deferred income taxes resulting from the valuation associated with the unaffiliated shareholders.

     In determining the value, the Board of Directors considered the following items as appropriate to each facility:

          1. Appraised value of owned and operational facilities based upon appraisal certification to mortgage lender less the mortgage balance,

          2. Five times operating income after interest expense and before depreciation and taxes,

          3. Projected forecast of operating results, and

          4. Equity of owned but not yet operational property (full value given to property as it was planned to be developed)

     These resulting values were the basis of issuing common stock at $5 per share.

     The following is a summary of the adjustment made to the historical carrying amounts of assets acquired in this business combination:

  Minority interest shares...............................     436,554
  Price per share........................................   X $     5
                                                           ----------
  Total minority interest valuation......................  $2,182,770
                                                           ==========
  Value of stock exchange................................  $2,182,770
  Deferred tax effect....................................     442,279
                                                           ----------
          Total consideration............................  $2,625,049
                                                           ==========
Allocated to:
  Value of property and equipment........................  $2,258,829
  Goodwill...............................................     366,220
                                                           ----------
                                                           $2,625,049
                                                           ==========

     Let's Play Sports brought forward an accumulated deficit, which represented the deficit associated with the interest owned by the affiliated shareholders in the 12 entities.


     In June 1999, Let's Play Sports purchased 100% of the issued and outstanding shares of Twenty-Eight Line, Inc. d/b/a Indoor Soccer Arenas from a nonaffiliated party for 254,808 shares of the common stock of Let's Play Sports. The transaction was accounted for under the purchase method of accounting. The results of operations have been included from the effective date of the transaction.

                            LET'S PLAY SPORTS, INC.

     The purchase price of $1,274,040 is allocated as follows:

Assets acquired
  Property and equipment.................................  $2,170,000
Liabilities assumed
  Long-term debt.........................................   1,330,934
                                                           ----------
  Net assets acquired....................................     839,066
  Purchase price paid in Let's Play Sports stock.........   1,274,040
                                                           ----------
Value attributable to goodwill...........................  $  434,974
                                                           ==========

     During September 1999, Let's Play Sports acquired the interest associated with One Line, Inc. d/b/a Tucson Indoor Soccer for 28,500 shares of common stock. The transaction was recorded at the predecessor entity's historical cost, as there was 100% common ownership between One Line, Inc. and Let's Play Sports. Also in September 1999, Let's Play Sports acquired the interest associated with Seventeen Line, Inc. d/b/a The Sports Zone, and Twenty-Two Line, Inc. d/b/a Austin Indoor Soccer for 61,500 shares of common stock. The transaction was accounted for under the purchase method of accounting. The results of operations have been included from the effective date of the transaction. The cumulative purchase price of $307,514 is allocated to net assets as follows:


Assets acquired
  Property and equipment..................................  $438,000
Liabilities assumed
  Long-term debt..........................................   130,486
                                                            --------
Purchase price paid in Let's Play Sports' stock...........  $307,514
                                                            ========


     The following unaudited pro forma data summarizes the results of operations for the years indicated as if the acquisitions had been completed as of the beginning of the periods presented. The proforma data gives effect to actual operating results prior to the acquisitions. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of the periods presented or that may be obtained in the future.

                                                                FOR THE YEARS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
Revenues....................................................  $3,247,358   $3,823,763
                                                              ==========   ==========
Net (loss)..................................................  $ (182,827)  $ (560,845)
                                                              ==========   ==========
Basic and diluted (loss) per share..........................  $    (0.13)  $    (0.35)
                                                              ==========   ==========

                            LET'S PLAY SPORTS, INC.

NOTE 3 -- LINES-OF-CREDIT

     Lines-of-credit consist of the following:

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           2000
                                                              -----------   ------------
                                                                            (UNAUDITED)
$25,000 line-of-credit with a bank, interest at
  approximately 17%, based upon the average daily balance
  outstanding. The line renews annually and is unsecured....  $    24,915   $       367
$42,000 line-of-credit with a bank, interest at prime plus
  4% (totaling 13% at March 31, 2000) and is guaranteed by
  two shareholders of Let's Play Sports. The line renews
  annually..................................................       41,533        35,693
$17,250 line-of-credit with a bank, interest at
  approximately 12% based upon the average daily balance
  outstanding. The line renews annually and is unsecured....       17,250        23,723
$35,000 line-of-credit with a bank, interest at prime plus
  5% (totaling 14.0% at March 31, 2000) and is guaranteed by two shareholders of Let's Play Sports. The line renews
  annually..................................................       32,713        28,516
$350,000 revolving line-of-credit with a bank, interest at
  prime plus 1.0% (totaling 10.0% at March 31, 2000) and
  interest only payments are due monthly The line is
  guaranteed by an entity controlled by a shareholder and
  matures August 2001.......................................           --       350,000
                                                              -----------   -----------
                                                              $   116,411   $   438,299
                                                              ===========   ===========

NOTE 4 -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           2000
                                                              -----------   ------------
                                                                            (UNAUDITED)
Second Line, Inc. d/b/a Denver Sports Center
  Note payable to a bank, due in monthly installments of
  $8,277. Interest is calculated at 1.75% over the published prime rate (totaling 10.75% at March 31, 2000). Unpaid
  principal and interest are due September 2002.
  Collateralized by deed of trust on land and building with
  a net carrying amount of $325,556 and personal guarantee
  of a shareholder..........................................  $   897,405   $   893,941
Four Line, Inc. d/b/a Salt Lake Indoor Soccer
  Note payable to bank, due in monthly installments of
  $4,397. Interest is calculated at 4.00% over the 1 year
  Treasury bill rate (totaling 8.5% at March 31, 2000).
  Unpaid principal and interest are due December 2013.
  Collateralized by deed of trust on land and building with
  a net carrying amount of $637,269 and personal guarantee
  of a shareholder..........................................      426,937       414,374

                            LET'S PLAY SPORTS, INC.

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           2000
                                                              -----------   ------------
                                                                            (UNAUDITED)
Five Line, Inc. d/b/a Utah Indoor Soccer
  Note payable to bank, due in monthly installments of
  $5,767. Interest is calculated at 2.00% over the published prime rate (totaling 11.0% at March 31, 2000). Unpaid
  principal and interest are due April 2003. Collateralized
  by deed of trust on land and building with a net carrying
  amount of $721,063 and personal guarantee of a
  shareholder...............................................      487,844       478,475
Eight Line, Inc. d/b/a Colorado Springs Sports Center
  Note payable to a bank, due in monthly installments of
  $5,689. Interest is calculated at 1.75% over the published prime rate (totaling 10.75% at March 31, 2000). Unpaid
  principal and interest are due November 2002.
  Collateralized by deed of trust on land and buildings with a net carrying amount of $622,034 and personal guarantee
  of a shareholder..........................................      550,087       539,063
Nine Line, Inc. d/b/a Arapahoe Sports Center
  Note payable to bank, due in monthly payments of $13,347.
  Interest is calculated at 1.25% over the published prime
  rate (totaling 10.25% at March 31, 2000). Unpaid principal and interest are due June 2006. Collateralized by a deed
  of trust on land and building with a net carrying amount
  of $1,493,169.............................................    1,300,000     1,295,586
  Note payable to a bank with 8.03% interest only payments
  due until the maturity April, 2001, when unpaid principal
  and interest are due in full The note is guaranteed by a
  $200,000 certificate of deposit owned by a shareholder....           --       200,000
Ten Line, Inc. d/b/a Southwest Indoor Soccer Center
  Note payable to bank, due in monthly installments of
  $8,486. Interest is calculated at 8.8% Unpaid principal
  and interest are due July 2014. Collateralized by deed of
  trust on land and building with a net carrying amount of
  $761,777 and personal guarantee of a shareholder..........      822,416       797,969
GRC, Inc. d/b/a Folson Racquet Club/San Diego Indoor Soccer
  Note payable due an individual, interest accruing at 10%,
  monthly installment payments ranging from $1,333 to
  $4,414, without collateral................................       99,163        89,163
Thirteen Line, Inc. d/b/a Rocky Mountain Sports Center
  Note payable to bank, due in monthly installments of
  $9,471. Interest is calculated at 1.75% over the published prime rate (totaling 10.75% at March 31, 2000). Unpaid
  principal and interest are due July 2004. Collateralized
  by deed of trust on land and building with a net carrying
  amount of $1,104,454 and personal guarantee of a
  shareholder...............................................      996,321       989,895
Fifteen-Line, Inc. d/b/a Ogden Indoor Soccer
  Note payable to a bank, due in monthly installments of
  $2,319. Interest is calculated at 2% over the published
  prime rate (totaling 11% at March 31, 2000). Unpaid
  principal and interest are due January 2018.
  Collateralized by first deed of trust on land and building
  with a net carrying amount of $631,361....................      222,319       219,900

                            LET'S PLAY SPORTS, INC.

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           2000
                                                              -----------   ------------
                                                                            (UNAUDITED)
  Note payable to a bank, due in monthly installments of
  $3,723 commencing after 5 monthly payments of interest
  only. Interest is calculated at 2% over the published
  prime rate (totaling 11% at March 31, 2000). Unpaid
  principal and interest are due November 2017.
  Collateralized by a second deed of trust on land and
  buildings, with a net carrying amount of $631,361, a 75%
  guarantee by the U.S. Small Business Administration, and
  personal guarantee of a shareholder.......................      355,685       353,917
Sixteen Line, Inc. d/b/a Boise Indoor Soccer
  Note payable to bank, due in monthly installments of
  $7,270. Interest is calculated at the published prime rate plus 1.5% (totaling 10.5% at March 31, 2000) Unpaid
  principal and interest are due in February of 2020.
  Collateralized by a first deed of trust on land and
  building with a net carrying amount of $1,045,326 and
  personal guarantee of a shareholder.......................      798,649       790,333
Seventeen Line, Inc. d/b/a Wichita Sports Zone
  Note payable to bank, due in monthly installments of
  $8,187. Interest is calculated at 2.00% over the published prime rate (totaling 11.0% at March 31, 2000). The first 4 monthly installments include interest only at 10.5%.
  Unpaid principal and interest are due July 2018.
  Collateralized by a first deed of trust on land and
  building with a net carrying amount of $985,778 and a
  personal guarantee of a shareholder.......................      801,033       791,072
Nineteen Line, Inc. d/b/a Phoenix Indoor Soccer
  Note payable to a bank, interest only payments are due
  monthly calculated at 1.0% over the published prime rate
  (totaling 10.0% at March 31, 2000). Unpaid principal and
  interest are due April 2001. The note is guaranteed by an
  entity under common ownership.............................       75,000        75,000
Twenty Line, Inc. d/b/a S'port Port
  Note payable to bank, interest only payments are due
  monthly calculated at 1.0% over the published prime rate
  (totaling 10.0% at March 31, 2000). Unpaid principal and
  interest are due in June 2003. Collateralized by a first
  deed of trust on land and building with a net carrying
  amount of $984,113 and a guarantee by an entity under
  common ownership..........................................      500,000       493,966
Twenty-Two Line, Inc. d/b/a Austin Indoor Soccer
  Note payable to bank, due in monthly installments of
  $8,371. Interest is calculated at 8.5%. Unpaid principal
  and interest are due August 2014. Collateralized by a
  first deed of trust on land and building with a net
  carrying amount of $974,138 and a personal guarantee of a
  shareholder...............................................      825,703       813,122
Twenty-Five Line, Inc. d/b/a Northwest Indoor Soccer Center
  Note payable to a bank, due in monthly installments of
  $8,852. Interest is calculated at 2% over the published
  prime rate (totaling 11.0% at March 31, 2000). Unpaid
  principal and interest are due in December 2022.
  Collateralized by a first deed of trust on land and
  building with a net carrying amount of $1,458,710, and a
  75% guarantee by the U.S. Small Business Administration...      912,526       906,216

                            LET'S PLAY SPORTS, INC.

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           2000
                                                              -----------   ------------
                                                                            (UNAUDITED)
Twenty-Eight Line, Inc. d/b/a Indoor Soccer Arenas
  Note payable to a finance company due in monthly
  installments of $7,539. Interest is calculated at 2% over
  the published prime rate (totaling 11% at March 31, 2000).
  Unpaid principal and interest are due May 2024.
  Collateralized by all of the assets of Twenty-Eight Line,
  Inc., assignment of an $846,000 life insurance policy on a shareholder, a personal guarantee of a shareholder, and a
  75% guarantee by the U.S. Small Business Administration...      844,266       839,423
  Note payable to a partnership, due in monthly installments of $6,000 from April 1 through November 1 and $8,500 from
  December 1 through March 1 of each year. Interest is
  calculated at 8.0%. Unpaid principal and interest are due
  in April 2006. Collateralized by a first deed of trust on
  land and building with a net carrying amount of
  $777,016..................................................      470,432       453,632
Let's Play Sports
  Note payable to a finance company, due in monthly
  installments of interest only calculated at 13.5% The
  balance was paid in full subsequent to March 2000.........      215,000            --
  Note payable to a partnership, due in monthly installments of $2,900. Interest is calculated at 8% Unpaid principal
  and interest are due September 2004. Collateralized by a
  second deed of trust on land with a net carrying amount of
  $390,000..................................................      130,000       130,000
  Note payable to a shareholder, due on demand. Interest is
  calculated at 10% and is added to the outstanding balance
  monthly. The note is unsecured............................       63,221        37,724
  Note payable to a bank, due in monthly installments of
  interest only until October 15, 2000 when a monthly
  principal payment of $29,167 is due in addition to accrued interest until April 15, 2001 when the monthly principal
  portion of the payment is reduced to $14,583 until the
  note is paid in full on March 15, 2002. Interest is
  calculated at 1.0% over the published prime rate (totaling
  10.0% at March 31, 2000). The note is guaranteed by an
  entity controlled by a shareholder........................      350,000       291,476
  Note payable to a bank. Annual payments of accrued
  interest are due beginning May 2000 with interest
  calculated at 1.0% over the published prime rate (totaling
  10.5% at December 31, 2000). Unpaid principal and interest are due April 2001. The note is guaranteed by an entity
  controlled by a shareholder and is collateralized by all
  assets of the Let's Play Sports...........................           --       262,321
  Note payable to shareholders, monthly payments of interest only with interest calculated at 1.0% over the published
  prime rate (totaling 10.5% at December 31, 2000). Unpaid
  principal and interest are due October 2001. The note is
  unsecured.................................................           --     1,000,000
                                                              -----------   -----------
                                                              $12,144,007   $13,156,568
                                                              ===========   ===========

                            LET'S PLAY SPORTS, INC.

     Maturities of long-term debt are as follows:

YEARS ENDING MARCH 31,
----------------------
2001(3 months remaining)................................  $   448,613
2002....................................................    2,038,979
2003....................................................    2,205,744
2004....................................................      850,088
2005....................................................      363,362
Thereafter..............................................    7,249,782
                                                          -----------
                                                          $13,156,568
                                                          ===========

NOTE 5 -- RELATED PARTY TRANSACTIONS

     In addition to the transactions discussed in Notes 2 and 4, the following related party transactions have occurred:

     The corporate offices of Let's Play Sports are located at the corporate offices of a corporation owned by a shareholder. No rent has ever been charged, but there can be no assurance that rent will not be charged in the future. The value of the rent received is immaterial to the financial statements as a whole.

     Various shareholders of Let's Play Sports have advanced funds to Let's Play Sports. As of March 31, 2000 and December 31, 2000 these amounts were $85,000 and $0 (unaudited), respectively.

     Interest expense to related parties for the years ended March 31, 1999 and 2000 was $1,512 and $3,655 respectively, and $2,741 and $26,655 for the nine months ended December 31, 1999 and 2000 (unaudited), respectively.

NOTE 6 -- INCOME TAXES


     Let's Play Sports files a consolidated tax return that includes the operations of its subsidiaries.


     Income tax expense (benefit) consists of:

                                          FOR THE YEARS ENDED    FOR THE NINE MONTHS ENDED
                                               MARCH 31,               DECEMBER 31,
                                         ---------------------   -------------------------
                                           1999        2000         1999          2000
                                         ---------   ---------   -----------   -----------
                                                                        (UNAUDITED)
Current
  U.S. Federal.........................  $ 123,653   $      --    $      --     $      --
  State and local......................     36,369          --           --            --
                                         ---------   ---------    ---------     ---------
                                           160,022          --           --            --
                                         ---------   ---------    ---------     ---------
Deferred
  U.S. Federal.........................   (107,171)   (137,038)     (91,123)     (141,322)
  State and local......................    (31,521)    (40,305)     (26,801)      (41,565)
                                         ---------   ---------    ---------     ---------
                                          (138,692)   (177,343)    (117,924)     (182,887)
                                         ---------   ---------    ---------     ---------
                                         $  21,330   $(177,343)   $(117,924)    $(182,887)
                                         =========   =========    =========     =========

                            LET'S PLAY SPORTS, INC.

  Rate Reconciliation

     The reconciliation of income tax expense (benefit) by applying the Federal statutory tax rates to the Company's effective income tax rate is as follows:


                                                         MARCH 31,       DECEMBER 31,
                                                       -------------     -------------
                                                       1999    2000      1999    2000
                                                       -----   -----     -----   -----
                                                                          (UNAUDITED)
Federal statutory rate...............................   34.0%  (34.0)%   (34.0)% (34.0)%
State income taxes, net of federal income tax
  benefit............................................    3.3%   (3.3)%    (3.3)   (3.3)
Change in effective tax rate.........................  (10.3)%  15.3%     15.3%   15.3%
                                                       -----   -----     -----   -----
                                                        27.0%  (22.0)%   (22.0)% (22.0)%
                                                       =====   =====     =====   =====


     The Company provides for taxes and tax benefits at a rate of 22% as this is the rate the companies have paid taxes and the rate at which management believes they will recognize the benefits.

     The net current deferred tax asset and the net long-term deferred tax asset (liability) in the accompanying consolidated balance sheets consists of the following:

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          2000
                                                              ---------   ------------
                                                                          (UNAUDITED)
Current deferred taxes
  Current deferred tax asset................................  $      --    $
  Current deferred tax liability............................         --
                                                              ---------    ---------
          Net current deferred tax asset....................         --           --
                                                              ---------    ---------
Long-term deferred taxes
  Long-term deferred tax asset..............................    163,412      346,299
  Long-term deferred tax liability..........................   (371,776)    (371,776)
                                                              ---------    ---------
          Net long-term deferred tax liability..............  $(208,364)   $ (25,477)
                                                              =========    =========

     The principal temporary differences that result in the above deferred tax assets and liabilities are differences in the methods for calculating depreciation, amortization and certain expenses accrued for financial reporting purposes not deductible for tax purposes until paid. The Company has available net operating loss carryforwards of approximately $500,000, which expire in 2020.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES


     In November 1999, Let's Play Sports entered into an agreement with a former officer, director and shareholder. Pursuant to this agreement, Let's Play Sports agreed to repurchase up to 1,000 shares per month of common stock at a rate of $5.00 per share, at the shareholder's option. This agreement terminates at the earlier of such time as Let's Play Sports has repurchased all of the shares of common stock held by the shareholder or one year after the successful completion of a public offering. As of December 31, 2000 Let's Play Sports had repurchased 12,000 shares of common stock with the shareholder still owning 37,374 shares of the common stock.


NOTE 8 -- STOCK OPTION PLAN (UNAUDITED)

  Litigation

     Let's Play Sports is at times subject to various legal proceedings and claims that arise in the ordinary course of business. It is Let's Play Sports' policy to vigorously defend litigation. However, Let's Play Sports may, in the future, enter into settlements of claims where management deems appropriate.

                            LET'S PLAY SPORTS, INC.

     In December 2000, Let's Play Sports adopted its 2000 Incentive and Non-statutory Stock Option Plan (the Plan). The total number of shares of the common stock of Let's Play Sports that may be issued to grantees and recipients under the Plan is 1,500,000. The Plan allows issuance of both qualified (or incentive) options and non-qualified options. Options may be granted to any person selected by the Board.


     No grant may be made under the Plan after ten years, but awards granted prior to that time may extend beyond it. The term of an incentive stock option will be five years from the date of grant and the term of a nonqualified stock option will be ten years from the date of grant. If granted to an employee who, at the time of the grant of such incentive stock option, owns stock representing more than 10% of the voting power of all classes of stock of Let's Play Sports or any parent or subsidiary, the per share exercise price shall be not less than 110% of the fair market value per share on the date of grant. If granted to any other employee, the per share exercise price shall be not less than 100% of the fair market value per share on the date of grant.

     Any option granted under the Plan shall be exercisable at such times and under such conditions as determined by the Board. No options have been granted under the Plan.

             ------------------------------------------------------
             ------------------------------------------------------

  WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS


SECTION                                 PAGE
-------                                 ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    3
CAUTIONARY NOTE REGARDING FORWARD
  LOOKING STATEMENTS..................    6
USE OF PROCEEDS.......................    7
DIVIDEND POLICY.......................    8
DILUTION..............................    9
CAPITALIZATION........................   10
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   11
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   13
BUSINESS..............................   19
MANAGEMENT............................   27
PRINCIPAL SHAREHOLDERS................   31
DESCRIPTION OF SECURITIES.............   32
SHARES ELIGIBLE FOR FUTURE SALE.......   34
UNDERWRITING..........................   36
LEGAL MATTERS.........................   38
EXPERTS...............................   38
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................   39
INDEX TO FINANCIAL STATEMENTS.........  F-1


                             ---------------------

UNTIL             , 2001, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
                            LET'S PLAY SPORTS, INC.
                         600,000 SHARES OF COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                           SCHNEIDER SECURITIES, INC.
                                             , 2001
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

     Section 7-109-102 of the Colorado Business Corporation Act provides that, unless limited by its articles of incorporation, a Colorado corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     Section 3 of Article IX of our articles of incorporation, filed as Exhibit
3.1 hereto, provides that we shall indemnify, to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of ours against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of ours or because such person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at our request. We further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

     Article VI of our bylaws, filed as Exhibit 3.2 hereto, provides for the indemnification of certain persons.

     Section 8(b) of the form of underwriting agreement filed as Exhibit 1.1 hereto provides that the underwriter agrees to indemnify and hold harmless us, each of our directors, each of our officers who have signed the registration statement, each other person, if any, who controls us within the meaning of
Section 15 of the 1933 Act or Section 20(a) of the Securities Exchange Act of 1934 with respect to statements or omissions, if any, made in any preliminary prospectus, the registration statement or the prospectus, or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information furnished to us with respect to the underwriters, by or on behalf of the underwriters expressly for inclusion in any such document.
Section 8(c) provides for contribution in circumstances where the indemnity provisions are unavailable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses payable by us in connection with the issuance and distribution of the securities being registered hereby are as follows:


SEC Registration Fee........................................  $  1,219
NASD Filing Fee.............................................  $    962
Nasdaq SmallCap Market Filing Fee...........................  $  7,411
Accounting Fees and Expenses................................  $100,000*
Legal Fees and Expenses.....................................  $125,000*
Blue Sky Fees and Expenses..................................  $ 20,000*
Representative's Non-Accountable Expense Allowance..........  $108,000
Printing, Freight and Engraving.............................  $ 50,000*
Transfer Agent Fee..........................................  $ 10,000*
Miscellaneous...............................................  $  7,408*
                                                              --------
          Total.............................................  $430,000*
                                                              ========


---------------

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following is information as to all of our securities sold by us within the past three years that were not registered under the Securities Act of 1933, as amended ("1933 Act"):


     In April 1998, we issued 1,196,996 post split shares of our common stock to the shareholders of Second Line, Inc., Three Line, Inc., Four Line, Inc., Five Line, Inc., GRC Inc., Eight Line, Inc., Ten Line, Inc., Thirteen Line, Inc., Fifteen-Line, Inc., Sixteen Line, Inc., Twenty Line, Inc. and Twenty-Five Line, Inc. in exchange for substantially all of the issued and outstanding shares of those companies. The persons to whom the shares of our common stock were issued were Thomas W. and Linda Higginson, David A. Altomare, Ralf W. Wilhelms, Mark L. Barlow, Charles C. Crosse, Gaylen B. and Michele L. Jorgensen, Gary M. Archer, Kurt and Leticia Mayer, Mitz A. Gross, Bruce R. and Jo Ann J. Atkinson, Kathryn
L. Sandridge, Lu J. Sandridge, Cynthia P. Johnson, Allen and Bethany Isom Nunn, Loran F. and Julie K. Brobeck, Goals, Inc., Jonathan D. Wardle, Shawn Anders, Maurice J. and Jennifer P. Walsh, Curtis and Linda Johnson, Samanna Real Estate, Paul J. Grijala, Brownlow, Inc., Jamie Anne Cobb, Denise Zimmer, Robert Young, Kathleen Sumral, Chuck Hohm, Marc Harris, Mary Wiggins and Mike Snyder. The shares were issued in transactions by us not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The persons who were issued our shares in this transaction were predominantly our management, or the managers of each of the indoor soccer facilities that were acquired in the transaction. The persons who were issued our shares were provided financial and other information about each of the other entities and us. The persons who were issued our shares had access to full information concerning us and represented that they acquired the shares for their own account and not for the purpose of distribution. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transaction.



     In July 1998, we issued 205,064 post split shares of our common stock to Sports Marketing Group, Inc., a company owned by certain of our officers and directors, for the cancellation of $1,025,317 of debt. The shares were issued in a transaction by us not involving a public offering and were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The purchaser had access to full information concerning us and represented that it purchased the shares for its own account and not for the purpose of distribution. The certificates for the securities contain a restrictive legend advising that the securities may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transaction.


     In September 1999, we issued 90,000 post split shares of our common stock to the shareholders of One Line, Inc., Seventeen Line, Inc. and Twenty-Two Line, Inc. in exchange for substantially all of the issued and outstanding shares of those companies. The persons to whom the shares of our common stock were issued were Saeed Kadh, Hamilton Douglas Little, Floriana Watmore, Tim and Lori Mahoney, Denise Pfenninger, Don Shapero, Martin Tierney and Sharon Telfer, David
A. Altomare, Mark Barlow, Charles Crosse, Thomas W. and Linda Higginson, Ralf W. Wilhelms, Bill Folsum, Ray Baty, Cynthia P. Johnson, Maurice J. and Jennifer P. Walsh, Jonathan Wardle, Jenny Benedict, Gary Archer, Fred Boggs, Tina Hosack, Mike Jarman, Doug Johnson, Earlene Presson, Kathryn L. Sandridge, Lu J. Sandridge, Darrel Snyder and Leigh Taylor. The shares were issued in transactions by us not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The persons who were issued our shares in this transaction were predominantly our management, or the managers of each of the indoor soccer facilities that were acquired in the transaction. The persons who were issued our shares were provided financial and other information about each of the other entities and us. The persons who were issued our shares had access to full information concerning us and represented that they acquired the shares for their own account and not for the purpose of distribution. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transaction.



     In September 1999, we issued the number of our shares of common stock listed below to the following persons for the consideration designated:


NAME                                             CONSIDERATION               NUMBER OF POST SPLIT SHARES
----                                             -------------               ---------------------------
Charles C. Crosse                                   Services                            1,500
Saeed Kadh                              $20,000 in satisfaction of debt                 4,000
Floriana Watmore                        $10,000 in satisfaction of debt                 2,000
Tim and Lori Mahoney                    $20,000 in satisfaction of debt                 4,000
Denise Fenniger                         $10,000 in satisfaction of debt                 2,000
Don Shapiro                             $25,000 in satisfaction of debt                 5,000
Erich Geyer                             $20,000 in satisfaction of debt                 4,000
Gary Archer                          $37,000 and services valued at $21,250            11,650
Mickey and Jenny Walsh                              Services                            6,200
Jenny Benedict                                       $6,000                             1,200
Tina Hosack                                         Services                            2,500
Leigh Taylor                                        Services                            2,500
Lu Sandridge                                        $20,000                             4,000
Hamilton D. Little                      $25,000 in satisfaction of debt                 5,000
Jonathon D. Wardle                                  Services                            2,108
Lilian Marzetti                                     Services                            1,312


     The shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The persons to whom the shares were issued had access to full information concerning us and represented that they acquired the shares for their own account and not for the purpose of distribution. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transactions.



     In June 1999, we issued 254,808 post split shares of our common stock to the shareholders of Twenty-Eight Line, Inc., (Gerald A. and Carol E. Lutz), in exchange for all of the issued and outstanding shares of that company. The shares were issued in a transaction not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The persons who were issued shares in this transaction were our management and the managers of the indoor soccer facility that was acquired in the transaction. The persons who were issued shares had financial and other information about the other entity and us. The persons who were issued shares represented that they acquired the shares for their own account and not for the purpose of distribution. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transactions.



     On January 2, 2001, we issued 2,000 post split shares of our common stock to Juin C. Adams, in conversion of a $10,000 convertible promissory note. The promissory note and the shares were issued in transactions not involving a public offering and were issued in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act. The person who acquired the promissory note and the shares had access to full information concerning us and represented that she acquired the shares for her own account and not for the purpose of distribution. The certificate for the shares contains a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transaction.



     In December 2000, we issued 6,353 post split shares of our common stock to Klaus Wimmer in exchange for $31,765. The shares were issued by us in a transaction not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The person who acquired shares in this transaction was provided financial and other information about us. The person who acquired the shares had access to full information concerning us and represented that he acquired the shares for his own account and not for the purpose of distribution. The certificate for the shares contains a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transaction.



     On December 31, 2000, we issued 10,000 post split shares of our common stock to Allan N. Haseley and Kelly B. Haseley, in conversion of a $50,000 convertible promissory note. The promissory note and the shares were issued in transactions not involving a public offering and were issued in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act. The persons who acquired the promissory note and the shares had access to full information concerning us and represented that they acquired the shares for their own account and not for the purpose of distribution. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transactions.



     As of February 6, 2001, there were 55 holders of our common stock. We have not issued any other securities other than common stock and convertible promissory notes.


ITEM 27. EXHIBITS.

     The following is a list of all exhibits filed as part of this Registration
Statement:


      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
          1.1            -- Form of underwriting agreement.**
          1.2            -- Form of selected dealers agreement.
          3.1            -- Articles of incorporation.
          3.2            -- Amendment to articles of incorporation dated December 4,
                            2000.**
          3.3            -- Bylaws.
          4.1            -- Form of lock-up agreement.**
          4.2            -- Form of representative's warrant for the purchase of
                            shares of common stock.
          5.1            -- Opinion of Dorsey & Whitney, LLP on legality.*
         10.1            -- 2000 Incentive and Non-Statutory Stock Option Plan and
                            amendment thereto.

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
         10.2            -- Agreement between Let's Play Sports, Inc. and Charles C.
                            Crosse dated October 22, 1999.
         10.3            -- Promissory Note and Guaranty between David A. Altomare,
                            Thomas W. Higginson and Imperial Bank dated October 18,
                            2000.
         10.4            -- Promissory Note between Let's Play Sports, Inc., David A.
                            Altomare and Thomas W. Higginson dated October 18, 2000.
         10.5            -- Promissory Notes and Guarantees between Let's Play
                            Sports, Inc., David A. Altomare, Brento Corp and
                            California Bank & Trust dated March 3, 2000.
         10.6            -- Promissory Note and Guaranty between Second Line, Inc.,
                            David A. Altomare and Firstate Bank dated September 17,
                            1997.
         10.7            -- Promissory Note and Guaranty between Four Line, Inc.,
                            David A. Altomare and Frontier Bank dated December 14,
                            1998.
         10.8            -- Promissory Note and Guaranty between Five Line, Inc.,
                            Gaylen B. Jorgenson and Barnes Banking Co. dated April 3,
                            1998.
         10.9            -- Promissory Note, Extension of Promissory Note, and
                            Guaranty between Nine Line, Inc., David A. Altomare and
                            Firstate Bank of Colorado dated September 27, 1999.
         10.10           -- Promissory Note and Guaranty between Ten Line, Inc.,
                            David A. Altomare and Bank One Texas dated July 2, 1999.
         10.11           -- Promissory Note and Guaranty between Thirteen Line, Inc.,
                            David A. Altomare and Firstate Bank of Colorado dated
                            June 24, 1999.
         10.12           -- Promissory Note and Guaranty between Fifteen Line, Inc.,
                            G. Jorgensen, M. Jorgensen and Guardian State Bank dated
                            December 18, 1997.
         10.13           -- Promissory Note and Guaranty between Sixteen Line, Inc.,
                            David A. Altomare and Imperial Bank dated January 18,
                            2000.
         10.14           -- Promissory Note and Guaranty between Seventeen Line,
                            Inc., Ralf W. Wilhelms and Heller First Capital Corp.
                            dated March 23, 1998.
         10.15           -- Promissory Note and Guaranty between Twenty Line, Inc.,
                            David A. Altomare and California Bank & Trust dated June
                            29, 1999.
         10.16           -- Promissory Note and Guaranty between Twenty-Two Line,
                            Inc., David A. Altomare and Bank One Texas dated July 25,
                            1999.
         10.17           -- Promissory Note and Guaranty between Twenty-Eight Line,
                            Inc., Gary Archer and Heller First Capital Corp. dated
                            June 10, 1999.
         10.18           -- Form of exchange agreement.
         10.19           -- Software Licensing and Sales Agreement between Let's Play
                            Sports, Inc. and K.L.A.M. Computer Services, Inc. dated
                            March 19, 1999.
         10.20           -- Adult team registration form.
         10.21           -- Youth team registration form.
         21              -- Subsidiaries of Let's Play Sports, Inc..
         23.1            -- Consent of Ehrhardt Keefe Steiner & Hottman PC.
         23.4            -- Consent of Dorsey & Whitney LLP (included in Exhibit
                            5.1).*


---------------

 *  To be filed by amendment.


** Previously filed.

ITEM 28. UNDERTAKINGS.

     The undersigned will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by section 10(a)(3) of the 1933 Act.

             (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned will:

          (1) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the SEC declared it effective.

          (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California on March 1, 2001.


                                            LET'S PLAY SPORTS, INC.

                                                 /s/ THOMAS W. HIGGINSON
                                            ------------------------------------
                                                    Thomas W. Higginson,
                                                Chief Executive Officer and
                                                         President

                                                  /s/ RALF W. WILHELMS
                                            ------------------------------------
                                                     Ralf W. Wilhelms,
                                                  Chief Financial Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----
                /s/ DAVID A. ALTOMARE                  Director                              March 1, 2001
-----------------------------------------------------
                  David A. Altomare

               /s/ THOMAS W. HIGGINSON                 Director                              March 1, 2001
-----------------------------------------------------
                 Thomas W. Higginson

                 /s/ GARY M. ARCHER                    Director                              March 1, 2001
-----------------------------------------------------
                   Gary M. Archer

                  /s/ CAROL E. LUTZ                    Director                              March 1, 2001
-----------------------------------------------------
                    Carol E. Lutz

               /s/ LINDA L. HIGGINSON                  Director                              March 1, 2001
-----------------------------------------------------
                 Linda L. Higginson

                                                       Director
-----------------------------------------------------
                     Mark J. Lee

                 /s/ GERALD A. LUTZ                    Director                              March 1, 2001
-----------------------------------------------------
                   Gerald A. Lutz

                 /s/ BRIAN D. QUINN                    Director                              March 1, 2001
-----------------------------------------------------
                   Brian D. Quinn

               /s/ STEVE F. SHOEMAKER                  Director                              March 1, 2001
-----------------------------------------------------
                 Steve F. Shoemaker

                                 EXHIBIT INDEX


      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
          1.1            -- Form of underwriting agreement.**
          1.2            -- Form of selected dealers agreement.
          3.1            -- Articles of incorporation.
          3.2            -- Amendment to articles of incorporation dated December 4,
                            2000.**
          3.3            -- Bylaws.
          4.1            -- Form of lock-up agreement.**
          4.2            -- Form of representative's warrant for the purchase of
                            shares of common stock.
          5.1            -- Opinion of Dorsey & Whitney, LLP on legality.*
         10.1            -- 2000 Incentive and Non-Statutory Stock Option Plan and
                            amendment thereto.
         10.2            -- Agreement between Let's Play Sports, Inc. and Charles C.
                            Crosse dated October 22, 1999.
         10.3            -- Promissory Note and Guaranty between David A. Altomare,
                            Thomas W. Higginson and Imperial Bank dated October 18,
                            2000.
         10.4            -- Promissory Note between Let's Play Sports, Inc., David A.
                            Altomare and Thomas W. Higginson dated October 18, 2000.
         10.5            -- Promissory Notes and Guarantees between Let's Play
                            Sports, Inc., David A. Altomare, Brento Corp and
                            California Bank & Trust dated March 3, 2000.
         10.6            -- Promissory Note and Guaranty between Second Line, Inc.,
                            David A. Altomare and Firstate Bank dated September 17,
                            1997.
         10.7            -- Promissory Note and Guaranty between Four Line, Inc.,
                            David A. Altomare and Frontier Bank dated December 14,
                            1998.
         10.8            -- Promissory Note and Guaranty between Five Line, Inc.,
                            Gaylen B. Jorgenson and Barnes Banking Co. dated April 3,
                            1998.
         10.9            -- Promissory Note, Extension of Promissory Note, and
                            Guaranty between Nine Line, Inc., David A. Altomare and
                            Firstate Bank of Colorado dated September 27, 1999.
         10.10           -- Promissory Note and Guaranty between Ten Line, Inc.,
                            David A. Altomare and Bank One Texas dated July 2, 1999.
         10.11           -- Promissory Note and Guaranty between Thirteen Line, Inc.,
                            David A. Altomare and Firstate Bank of Colorado dated
                            June 24, 1999.
         10.12           -- Promissory Note and Guaranty between Fifteen Line, Inc.,
                            G. Jorgensen, M. Jorgensen and Guardian State Bank dated
                            December 18, 1997.
         10.13           -- Promissory Note and Guaranty between Sixteen Line, Inc.,
                            David A. Altomare and Imperial Bank dated January 18,
                            2000.
         10.14           -- Promissory Note and Guaranty between Seventeen Line,
                            Inc., Ralf W. Wilhelms and Heller First Capital Corp.
                            dated March 23, 1998.
         10.15           -- Promissory Note and Guaranty between Twenty Line, Inc.,
                            David A. Altomare and California Bank & Trust dated June
                            29, 1999.
         10.16           -- Promissory Note and Guaranty between Twenty-Two Line,
                            Inc., David A. Altomare and Bank One Texas dated July 25,
                            1999.
         10.17           -- Promissory Note and Guaranty between Twenty-Eight Line,
                            Inc., Gary Archer and Heller First Capital Corp. dated
                            June 10, 1999.
         10.18           -- Form of exchange agreement.
         10.19           -- Software Licensing and Sales Agreement between Let's Play
                            Sports, Inc. and K.L.A.M. Computer Services, Inc. dated
                            March 19, 1999.
         10.20           -- Adult team registration form.
         10.21           -- Youth team registration form.

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
         21              -- Subsidiaries of Let's Play Sports, Inc..
         23.1            -- Consent of Ehrhardt Keefe Steiner & Hottman PC.
         23.4            -- Consent of Dorsey & Whitney LLP (included in Exhibit
                            5.1).*


---------------

 *  To be filed by amendment.


** Previously filed.